Exhibit 10.3	EXECUTION COPY

CREDIT AGREEMENT

dated as of

June 12, 2006

among

CELLU PAPER HOLDINGS, INC.,

CELLU TISSUE HOLDINGS, INC.,
as US Borrower

INTERLAKE ACQUISITION CORPORATION LIMITED,
as Canadian Borrower

The Loan Guarantors Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as US Administrative Agent

and

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

CHASE BUSINESS CREDIT

i

SCHEDULES:

US Commitment Schedule
Canadian Commitment Schedule
Schedule 1.01	Existing Letters of Credit
Schedule 3.05(a)	Real Property
Schedule 3.05(b)	Intellectual Property
Schedule 3.06	Disclosed Matters
Schedule 3.12	Material Agreements
Schedule 3.14	Insurance
Schedule 3.15	Capitalization and Subsidiaries
Schedule 3.18	Affiliate Transactions
Schedule 4.01(o)	Mortgaged Real Property
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.10	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Opinion of US Borrower’s Counsel
Exhibit B-2	Form of Opinion of Canadian Borrower’s Counsel
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E	Joinder Agreement
Exhibit F-1	US Pledge and Security Agreement
Exhibit F-2	General Security Agreement
Exhibit G	Intercreditor Agreement
Exhibit H	Canadian Notice of Drawing
Exhibit I	Discount Note

CREDIT AGREEMENT dated as of June 12, 2006 (as the same may be amended or modified from time to time, this “Agreement”), among CELLU PAPER HOLDINGS, INC., CELLU TISSUE HOLDINGS, INC., INTERLAKE ACQUISITION CORPORATION LIMITED, the other Loan Guarantors party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent, and JPMORGAN CHASE BANK, N.A., as US Administrative Agent.

W I T N E S S E T H

WHEREAS, pursuant to the Acquisition Agreement (as this and other capitalized terms used in these recitals are defined in Section 1.01 below), Parent has agreed to acquire all of the Equity Interests of Holdings (the “Acquisition”);

WHEREAS, in connection with the Acquisition, Cellu Acquisition Corporation, a newly formed subsidiary of Holdings (“Acquisition Corp.”), will merge with and into Cellu Tissue with Cellu Tissue being the surviving corporation;

WHEREAS, in connection with the Acquisition, Cellu Tissue is seeking to (a) obtain the consent of holders of its Senior Secured Notes to amendments to, and waivers of, certain provisions of the Senior Secured Notes Indenture (the “Consent Solicitation”) and (b) terminate and replace its Existing CIT Facility;

WHEREAS, in connection with the Acquisition, Cellu Tissue has requested that the Lenders make available the senior secured credit facility set forth herein;

WHEREAS, the Lenders are willing to make such facility available upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows

ARTICLE I

Definitions

SECTION 1.01       Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance” means a Draft drawn by the Canadian Borrower on a Canadian Lender conforming to the requirements of Section 2.04 and accepted by such Canadian Lender in accordance with Section 2.04(c). As the context shall require, “Acceptance” shall also have the meaning ascribed to it in Section 2.04(j).

“Acceptance Collateral Account” has the meaning assigned to such term in Section 2.04(p).

“Acceptance Equivalent Loan” means an advance made under this Agreement by a Canadian Lender evidenced by a Discount Note.

“Acceptance Exposure” means, at any time, the US Dollar Equivalent of the aggregate face amount of the outstanding Acceptances and Acceptance Equivalent Loans at such time. The Acceptance Exposure of any Canadian Lender at any time shall be its Applicable Canadian Percentage of the aggregate Acceptance Exposure at such time.

“Acceptance Fee” has the meaning assigned to such term in Section 2.04(m).

“Acceptance Obligation” means, in respect of each Acceptance, the obligation of the Canadian Borrower to pay to the Canadian Lender that accepted such Acceptance the face amount thereof as required by Section 2.04(e).

“Account” has the meaning assigned to such term in the UCC or in the PPSA, as applicable.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” has the meaning assigned to such term in the recitals to this Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger dated as of May 8, 2006, by and among Parent, Holdings and Acquisition Corp., as amended by the Amendment to Agreement and Plan of Merger dated as of June 12, 2006.

“Acquisition Corp.” has the meaning assigned to such term in the recitals to this Agreement.

“Acquisition Documentation” means, collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agents” means, collectively, the US Administrative Agent and the Canadian Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the US Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.19(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Canadian Percentage” means, with respect to any Canadian Lender, a percentage equal to a fraction the numerator of which is such Canadian Lender’s Canadian Commitment and the denominator of which is the aggregate Canadian Commitments of all Canadian Lenders (if the Canadian Commitments have terminated or expired, the Applicable Canadian Percentages shall be determined based upon such Canadian Lender’s share of the aggregate Canadian Credit Exposures at that time).

“Applicable Creditor” has the meaning assigned to such term in Section 9.19(b).

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is the aggregate amount of such Lender’s Commitments and the denominator of which is the aggregate Commitments of all Lenders (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Credit Exposures at that time).

“Applicable Rate” means, for any day, with respect to any ABR Loan, Canadian ABR Loan, Canadian Prime Rate Loan, Eurodollar Revolving Loan or Acceptance Fee, as the case may be, the applicable rate per annum set forth below under the caption “ABR/Canadian ABR/Canadian Prime Rate Spread” or “Eurodollar Spread/Acceptance Fee”, as the case may be, based upon the US Borrower’s Net Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agents, pursuant to Section 5.01, of the US Borrower’s consolidated financial information for the US Borrower’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Net Leverage Ratio	ABR/Canadian ABR/ Canadian Prime Rate Spread	Eurodollar Spread/Acceptance Fee
Category 1 ≥ 6.50 to 1.0	1.00%	2.25%
Category 2 < 6.50 to 1.0 but ≥ 5.00 to 1.0	0.75%	2.00%
Category 3 < 5.00 to 1.0 but ≥ 3.50 to 1.0	0.50%	1.75%
Category 4 < 3.50 to 1.0	0.25%	1.50%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the US Borrower based upon the US Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agents of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Net Leverage Ratio shall be deemed to be in Category 2 at the option of either Administrative Agent or at the request of the Required Lenders if the US Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Applicable US Percentage” means, with respect to any US Lender, a percentage equal to a fraction the numerator of which is such US Lender’s US Commitment and the denominator of which is the aggregate US Commitments of all US Lenders (if the US Commitments have terminated or expired, the Applicable US Percentages shall be determined based upon such US Lender’s share of the aggregate US Credit Exposures at that time).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b)(ii).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the US Administrative Agent, in the form of Exhibit A or any other form approved by the US Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Commitments and (ii) the Borrowing Base, minus (b) the Credit Exposure of all Lenders, in each case, at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Canadian Commitment” means, at any time, the aggregate Canadian Commitments at such time minus the Canadian Credit Exposure of all Canadian Lenders at such time.

“Available US Commitment” means, at any time, the aggregate US Commitments at such time minus the US Credit Exposure of all US Lenders at such time.

“Average Monthly Availability” means, at any time, (a) the average Availability for the most recently ended month for which a Borrowing Base Certificate has been delivered pursuant to Section 5.01(g) or (b) if weekly Borrowing Base Certificates are required to be delivered under Section 5.01(g), the average Availability for the most recently ended four weeks for which Borrowing Base Certificates have been delivered.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the US Administrative Agent or the Canadian Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” means, collectively, the US Borrower and the Canadian Borrower

“Borrowing” means (a) US Revolving Loans or Canadian Revolving Loans, as applicable, of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts of the Loan Parties at such time, plus (b) the lesser of (i) 65% of the Eligible Inventory of the Loan Parties, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time and (ii) 85% of the Net Orderly Liquidation Value of Inventory of the Loan Parties identified as “eligible” in the most recent inventory appraisal ordered by the Administrative Agent, minus (c) Reserves. The maximum amount of Availability based on Inventory which may be included as part of the Borrowing Base is an amount equal to 50% of the Commitments at such time. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above or adjust Reserves.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the US Borrower and the Canadian Borrower, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agents in their sole discretion.

“Borrowing Request” means a request by the US Borrower or the Canadian Borrower for a Revolving Borrowing in accordance with Section 2.02.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” means, with respect to CDN Dollars, the fifteenth and last day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) and such other days from time to time as the US Administrative Agent shall designate as a “Calculation Date”, provided that the following shall also be a “Calculation Date”: (a) the second Canadian Business Day preceding each Borrowing Date with respect to, and each date of any continuation of, any C$ Canadian Revolving Loan or Acceptance Equivalent Loan and (b) the date of issuance of an Acceptance.

“Canada” means Canada (including the Provinces and Territories thereof).

“Canadian ABR” means, for any day, the floating rate per annum equal to the higher of (a) the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent as its reference rate of interest then in effect for determining interest rates on commercial loans denominated in US Dollars made by it in Canada to Canadian borrowers and (b) the Federal Funds Effective Rate from time to time plus 0.5%. When used in reference to any Loan or Borrowing, “Canadian ABR” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian ABR.

“Canadian Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian administrative agent for the Canadian Lenders hereunder.

“Canadian Benefit Plans” means all material employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by any Loan Party having employees in Canada.

“Canadian Borrower” means Interlake Acquisition Corporation Limited, a Nova Scotia company.

“Canadian Borrower Funding Account” has the meaning assigned to such term in Section 4.01(h).

“Canadian Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the Province of Ontario or in New York City are authorized or required to close by law and which, in the case of a LIBO Rate Loan, is a Business Day.

“Canadian Commitment” means, with respect to each Canadian Lender, the commitment, if any, of such Canadian Lender to make Canadian Revolving Loans and Acceptance Equivalent Loans and to accept Acceptances hereunder and to participate in Canadian Overadvances and Canadian Protective Advances, expressed as an amount representing the maximum possible aggregate amount of such Canadian Lender’s Canadian Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Canadian Lender pursuant to Section 9.04. The initial amount of each Canadian Lender’s Canadian Commitment is set forth on the Canadian Commitment Schedule, or in the Assignment and Assumption pursuant to which such Canadian Lender shall have assumed its Canadian Commitment, as applicable. The initial aggregate amount of the Canadian Lenders’ Canadian Commitments is US$3,000,000.

“Canadian Commitment Schedule” means the Schedule attached hereto identified as such.

“Canadian Credit Exposure” means, with respect to any Canadian Lender at any time, the US Dollar Equivalent of the sum of (i) the aggregate amount of such Canadian Lender’s outstanding Acceptance Exposure and Canadian Revolving Loans made to the Canadian Borrower at such time, (ii) the aggregate principal amount of such Canadian Lender’s outstanding Canadian Revolving Loans made to the US Borrower at such time and (iii) such Canadian Lender’s Applicable Canadian Percentage of the aggregate principal amount of the Canadian Protective Advances and Canadian Overadvances then outstanding.

“Canadian Lenders” means, as of any date of determination, a Person with a Canadian Commitment or, if the Canadian Commitments have terminated or expired, a Person with Canadian Credit Exposure. The term “Canadian Lenders” shall include the Persons listed on the Canadian Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Each Canadian Lender shall make available US Borrower/Canadian Revolving Loans to the US Borrower through its Counterpart Lender. Every Canadian Lender shall be, as of the Effective Date, either resident of Canada or deemed to be a resident in Canada for the purpose of subsection 212(13.3) of the Income Tax Act (Canada) in respect of any amount paid or credited hereunder.

“Canadian Notice of Drawing” means a notice of borrowing substantially in the form of Exhibit H.

“Canadian Overadvances” has the meaning assigned to such term in Section 2.05(d).

“Canadian Pension Plans” means each plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada or a registered pension plan under the Income Tax Act (Canada) established, maintained or contributed to by any Loan Party for its employees or former employees, but shall not mean the Canadian Pension Plan that is maintained by the Government of Canada or the Quebec Pension Plan that is maintained by the Government of Quebec.

“Canadian Prime Rate” means, for any day, the floating rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of (a) the rate per annum publicly announced from time to time by the Canadian Administrative Agent as its prime rate in effect at its principal office in Toronto for commercial loans in CDN Dollars made in Canada to Canadian borrowers and (b) the average annual rate as determined by the Canadian Administrative Agent as being the “BA 1 month” rates applicable to banker’s acceptances in CDN Dollars displayed and identified as such on the “Reuters screen CDOR page” (the “CDOR Rate”) at approximately 10:00 a.m. (Toronto, Ontario time) on such day, or if such day is not a Canadian Business Day, then on the immediately preceding day, plus 1% or if such rate is not available at or about such time on the Reuters Screen CDOR Page, then the CDOR Rate shall be the annual rate for banker’s acceptances in CDN Dollars, for the term referred to above, quoted by any one of the Schedule 1 Bank BA Reference Lenders, as selected by the Canadian Administrative Agent, to the Canadian Administrative Agent as of 10:00 a.m. (Toronto, Ontario time) on such day or if such day is not a Canadian Business Day, then on the immediately preceding day plus 1%. When used in reference to any Loan or Borrowing, “Canadian Prime Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Protective Advances” has the meaning assigned to such term in Section 2.05(b).

“Canadian Revolving Loans” has the meaning assigned to such term in Section 2.01(b).

“Canadian Security Agreement” means the General Security Agreement dated as of the date hereof, among the Canadian Borrower, any Canadian Subsidiaries party thereto, and the Canadian Administrative Agent, for the benefit of the Canadian Administrative Agent and the Lenders, substantially in the form of Exhibit F-2.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the US Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDN Dollars” and the symbol “C$” means the freely transferable lawful money of Canada.

“C$ Canadian Revolving Loans” has the meaning assigned to such term in Section 2.01(b).

“Cellu Tissue” means Cellu Tissue Holdings, Inc., a Delaware corporation.

“Cellu Tissue Management Agreements” means, collectively, each management services agreement dated as of February 28, 2003, as may be amended from time to time, entered into by the US Borrower with each Subsidiary of the US Borrower pursuant to which the US Borrower will provide certain services (including, without limitation, marketing, human resources and payroll and other financial services) to each such Subsidiary in exchange for certain fees and expenses.

“Cellu Tissue Purchasing Agreements” means, collectively, each purchasing services agreement dated as of February 28, 2003, as may be amended from time to time, entered into by the US Borrower with each Subsidiary of the US Borrower pursuant to which the US Borrower will engage in group purchasing of pulp for each such Subsidiary in exchange for certain fees and expenses.

“Change in Control” means (a) the Sponsor shall cease to own, free and clear of all Liens other than Permitted Encumbrances, directly or indirectly, at least 51% of the outstanding voting Equity Interests of Holdings on a fully diluted bass; (b) Holdings shall cease to own, free and clear of all Liens other than Permitted Encumbrances, 100% of the outstanding Equity Interests of the US Borrower; (c) the US Borrower shall cease to own, free and clear of all Liens other than Permitted Encumbrances, 100% of the outstanding Equity Interests of the Canadian Borrower; or (d) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Revolving Loans, Canadian Revolving Loans, Acceptance Equivalent Loans, Swingline Loans, Protective Advances or Overadvances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of either Administrative Agent, on behalf of the Administrative Agents and the Lenders, to secure the Secured Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the US Administrative Agent or the Canadian Administrative Agent, as applicable, between such Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Security Agreements, each Deposit Account Control Agreement, each Securities Account Control Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Collection Account” has the meaning assigned to such term in the US Security Agreement or the Canadian Security Agreement, as applicable.

“Commitments” mean, collectively, the US Commitments and the Canadian Commitments.

“Consent Solicitation” has the meaning assigned to such term in the recitals to this Agreement.

“Consent Solicitation Statement” means the Consent Solicitation Statement under the Senior Secured Notes Indenture filed by the US Borrower on May 9, 2006, as supplemented by the Supplement to Consent Solicitation Statement dated May 24, 2006.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means, collectively, the following accounts: Cellu Tissue LLC, account numbers 6018 61479 and 6018 61503; Cellu Tissue Corporation — Neenah, account number 6018 61511; Coastal Paper Company, account number 6018 61487, Cellu Tissue Corporation - Natural Dam, account number 6018 61461; Menominee Acquisition Corporation, account number 6018 61495; and any replacement or additional accounts of the US Borrower maintained with the US Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between the US Borrower and the US Administrative Agent, as modified and amended from time to time, and through which all disbursements of the US Borrower, any Loan Party and any designated Subsidiary of the US Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Counterpart Lender” means, as to any Canadian Lender, the US Affiliate or US branch office through which it intends to fund Canadian Revolving Loans to the US Borrower, as set forth opposite such Canadian Lender’s name in the Canadian Commitment Schedule or Assignment and Assumption pursuant to which it became a party to this Agreement.

“Credit Exposure” means, as to any Lender at any time, the sum of such Lender’s US Credit Exposure and Canadian Credit Exposure at that time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Departing Lender” has the meaning assigned to such term in Section 2.20(b).

“Deposit Account Control Agreement” means an agreement substantially in the form of Annex 3 to the US Security Agreement (or, if applicable, the Canadian Security Agreement), among any Loan Party, a banking institution holding such Loan Party’s funds, and the relevant Administrative Agent, with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.

“Designated Account Debtors” has the meaning assigned to such term in the definition of “Eligible Accounts”.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Discount Note” means a non- interest bearing, non-negotiable promissory note of the Canadian Borrower denominated in Canadian Dollars, issued by the Canadian Borrower to a Canadian Lender, substantially in the form of Exhibit I.

“Discount Rate” means, with respect to an issue of Acceptances with the same maturity date, (a) for a Canadian Lender which is a Schedule 1 Bank BA Reference Lender, (i) the average CDOR Rate for the applicable term and (b) for a Canadian Lender which is not a Schedule I Lender, the rate determined by the Canadian Administrative Agent based on the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates, calculated on the basis of a year of 365 days, for Acceptances for such term accepted by the Schedule II or III Reference Banks established in accordance with their normal practices at or about 10:00 A.M. (Toronto time) on the date of issuance of such Acceptances, but not to exceed the actual rate of discount applicable to Acceptances established pursuant to clause (a) for the same Acceptances issue plus 0.10% per annum.

“Document” has the meaning assigned to such term in the US Security Agreement or the Canadian Security Agreement, as applicable.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Draft” means a depository bill issued in accordance with the Depository Bills and Notes Act (Canada) or a bill of exchange within the meaning of the Bills of Exchange Act (Canada) in the form used from time to time by each Canadian Lender, respectively, in connection with the creation of bankers’ acceptances in accordance with the provisions of Section 2.04 and payable in Canadian Dollars.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any non-recurring or extraordinary charges for such period, including without limitation charges incurred in connection with any restructuring, any disposition of assets and any damage to properties of the Borrower or any Subsidiary (not covered by insurance) caused by hurricanes or other natural disasters in an aggregate amount not to exceed US$10,000,000 for any such period, (v) non-recurring charges related to property damage associated with Hurricane Katrina in an aggregate amount not to exceed US$1,000,000, (vi) any other non-cash charges for such period, including without limitation the effects of any purchase accounting and any write-down of or impairment charges with respect to goodwill and other intangibles (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), (vii) any non-recurring fees, cash charges and other cash expenses (including severance costs) made or incurred in connection with the Transactions that are paid or otherwise accounted for within 120 days of the consummation of the Transactions in an amount not to exceed US$10,000,000, (viii) non-cash compensation expenses relating to restricted stock and stock options and (ix) fees paid to the Sponsor pursuant to the Sponsor Management  Agreement, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vi) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the US Borrower and its Subsidiaries on a consolidated basis.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 4.01).

“Eligible Accounts” means, at any time, the Accounts of the Loan Parties which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)           which is not subject to a first priority perfected security interest in favor of the US Administrative Agent or the Canadian Administrative Agent, as applicable;

(b)           which is subject to any Lien other than (i) a Lien in favor of the US Administrative Agent or the Canadian Administrative Agent, as applicable, and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the US Administrative Agent or the Canadian Administrative Agent, as applicable;

(c)           which is unpaid more than 90 days after the date of the original invoice therefor, or which has been written off the books of the US Borrower or otherwise designated as uncollectible;

(d)           which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under clause (c) above;

(e)           which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds (i) in the case of Accounts owed by Procter & Gamble Co., Georgia-Pacific Corporation, Kimberly Clark Corp., Tyco International Ltd. or Irving Tissue Inc. (collectively, the “Designated Account Debtors”) (in each case together with Accounts owed by their respective Affiliates), 25% of the aggregate Eligible Accounts and (ii) in the case of Accounts owed by other Account Debtors (together with Accounts owed by their respective Affiliates), 10% of the aggregate Eligible Accounts;

(f)            with respect to which any covenant, representation, or warranty contained in this Agreement or in any Security Agreement has been materially breached or is not true in all material respects;

(g)           which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the relevant Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the relevant Loan Party’s completion of any further performance or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;

(h)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the relevant Loan Party or if such Account was invoiced more than once;

(i)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii)

has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the relevant Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j)            which is owed by an Account Debtor which (i) does not maintain its chief executive office in the US or Canada (except for an Account Debtor that (x) is a Subsidiary of a Designated Account Debtor or otherwise affiliated with a Designated Account Debtor and (y) has operations in Mexico or South America, provided that the aggregate amount of Eligible Accounts which qualify under this parenthetical shall not exceed US$7,000,000 at any time) or (ii) is not organized under applicable law of the US, any state of the US or Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the relevant Administrative Agent which is in the possession of, has been assigned to and is directly drawable by such Administrative Agent;

(k)           which is owed in any currency other than US Dollars or CDN Dollars;

(l)            which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the US and Canada unless such Account is backed by a Letter of Credit reasonably acceptable to the relevant Administrative Agent which is in the possession of such Administrative Agent, (ii) the government of the US, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 USC. § 3727 et seq. and 41 USC. § 15 et seq.), and any other steps necessary to perfect the Lien of the US Administrative Agent in such Account have been complied with to the US Administrative Agent’s reasonable satisfaction or (iii) Her Majesty the Queen in Right of Canada, the government of Canada, or any Province or Territory thereof, or any department, agency, public corporation or instrumentality thereof, unless the Financial Administration Act (Canada) and/or any provincial or territorial equivalent have been fully complied with to the Canadian Administrative Agent’s reasonable satisfaction;

(m)          which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(n)           which is owed by an Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(o)           which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(p)           which is evidenced by any promissory note, chattel paper or instrument unless such promissory note, chattel paper or instrument shall have been delivered to either Administrative Agent;

(q)           which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the relevant Loan party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(r)            with respect to which the relevant Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(s)           which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(t)            which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the relevant Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(u)           which was created on cash on delivery terms; or

(v)           which either Administrative Agent determines, in its Permitted Discretion, is unacceptable for any reason that is customary either in the commercial finance industry or in the lending practices of the Administrative Agents and/or the Lenders.

In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Loan Parties may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Account.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties which the Administrative Agents determine in their Permitted Discretion is eligible as the basis for the extension of US Revolving Loans, Canadian Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agents’ discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)           which is not subject to a first priority perfected security interest in favor of the US Administrative Agent or the Canadian Administrative Agent, as applicable;

(b)           which is subject to any Lien other than (i) a Lien in favor of the US Administrative Agent or the Canadian Administrative Agent, as applicable, and (ii) a Permitted Encumbrance which does not have  priority over the Lien in favor of the US Administrative Agent or the Canadian Administrative Agent, as applicable, unless such Permitted Encumbrance is disclosed and reasonably acceptable to the relevant Administrative Agent in its Permitted Discretion and such Administrative Agent shall have established a reserve with respect thereto;

(c)           which is slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)           with respect to which any covenant, representation, or warranty contained in this Agreement or any Security Agreement has been materially breached or is not true in all material respects and which does not conform in all material respects to all standards imposed by any Governmental Authority;

(e)           in which any Person other than the a Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)            which is not finished goods (it being understood that finished goods include goods in finished form but which require packaging or similar preparation prior to sale) or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business, provided that raw materials, but not packaging, felt, fabric, wires, opened chemicals, dyes or wax shall be eligible for inclusion as Eligible Inventory;

(g)           which is not located in the US or Canada or is in transit with a common carrier from vendors and suppliers;

(h)           at any time after the date that is 60 days following the Effective Date, which is located in any location leased by any Loan Party unless (i) the lessor has delivered to the US Administrative Agent or the Canadian Administrative Agent, as applicable, a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the relevant Administrative Agent in its Permitted Discretion;

(i)            at any time after the date that is 60 days following the Effective Date, which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the US Administrative Agent or the Canadian Administrative Agent, as applicable, a Collateral Access Agreement and such other documentation as such Administrative Agent may require or (ii) an appropriate Reserve has been established by such Administrative Agent in its Permitted Discretion;

(j)            which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k)           which is a discontinued product or component thereof;

(l)            which is the subject of a consignment by any Loan Party as consignor;

(m)          which is perishable;

(n)           which contains or bears any intellectual property rights licensed to any Loan Party unless the US Administrative Agent or the Canadian Administrative Agent, as applicable, is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; or

(p)           which either Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

“Energy Hedging Contract” means any forward contract, commodity swap, purchase or option agreement, other commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in the price of electricity, natural gas or other energy sources.

 “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of either Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the US Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the US Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the US Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the US Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the US Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the US Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year, (a) EBITDA less (without duplication) (b) the sum of (i) all cash interest payments in respect of Indebtedness of the US Borrower and its Subsidiaries during such fiscal year, (ii) scheduled payments in respect of Capital Lease Obligations of the US Borrower and its Subsidiaries permitted hereunder made during such fiscal year, (iii) all scheduled principal payments of Indebtedness of the US Borrower and its Subsidiaries made during such fiscal year and all optional prepayments of Indebtedness of the US Borrower and its Subsidiaries made during such fiscal year (other than optional prepayments pursuant to Section 6.08(b)(iii)), provided that optional prepayments pursuant to this Agreement shall only be deducted pursuant to this clause (iii) to the extent accompanied by a permanent reduction of the Commitments, (iv) the cash portion of funded Capital Expenditures incurred during such fiscal year, (v) all cash payments in respect of federal, state, provincial, local and foreign tax obligations of the US Borrower and its Subsidiaries made during such fiscal year and (vi) all cash payments made during such fiscal year in respect of Permitted Acquisitions or dividends or distributions paid by the US Borrower to Holdings pursuant Sections 6.08(a)(iii) and 6.08(a)(v).

“Excluded Taxes” means, with respect to either Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of either Borrower hereunder, (a) income or franchise (imposed in lieu of net income taxes) taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office or lending office is located or, in the case of any Lender, in which its applicable lending office is located and (b) any United States or Canadian withholding tax that is imposed on amounts payable to any Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.18(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from either Borrower with respect to such withholding tax pursuant to Section 2.18(a).

“Existing CIT Facility” means the Financing Agreement, dated as of March 12, 2004, among the US Borrower, the Canadian Borrower, certain other borrowers party thereto from time to time, Holdings and the other guarantors party thereto from time to time, the lenders party thereto from time to time, and The CIT Group/Business Credit, Inc., as agent, and all security agreements and related documents entered into in connection therewith.

“Existing Letters of Credit” means the letters of credit outstanding on the Effective Date and set forth on Schedule 1.01.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the US Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the US Borrower.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus scheduled mandatory principal payments on Indebtedness made during such period, plus expense for taxes paid in cash, plus dividends or distributions paid in cash by the US Borrower to Holdings other than dividends paid pursuant to Section 6.08(a)(v), plus Capital Lease Obligation payments, plus mandatory cash contributions to any Plan, all calculated for the US Borrower and its Subsidiaries on a consolidated basis.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each fiscal month of the US Borrower for the most-recently ended 12-month period, of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the US Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Borrower is located. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. For the purposes of this definition, Canada, each Province and Territory shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the US Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States, Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Cellu Paper Holdings, Inc., a Delaware corporation.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, bills of exchange (within the meaning of the Bills of Exchange Act (Canada)) and similar facilities, (j) obligations under any liquidated earn-out and (k) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of June 12, 2006, among Holdings, the US Borrower, certain subsidiaries of the US Borrower, the Bank of New York, as note collateral agent, the US Administrative Agent, the Canadian Administrative Agent and The CIT Group/Business Credit, Inc., substantially in the form of Exhibit G.

“Interest Election Request” means a request by the US Borrower or the Canadian Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.09.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the US Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the US Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the US Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, Canadian ABR Loan, Canadian Prime Rate Loan, Protective Advance, Overadvance or Acceptance Equivalent Loan, the first day of each calendar month and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each affected Lender, nine or twelve months) thereafter, as the US Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the UCC or the PPSA, as applicable.

“Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit (including Existing Letters of Credit) hereunder, and its successors in such capacity as provided in Section 2.07(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.13(a).

“Judgment Currency” has the meaning assigned to such term in Section 9.19(b).

“LC Collateral Account” has the meaning assigned to such term in Section 2.07(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the US Borrower at such time. The LC Exposure of any US Lender at any time shall be its Applicable US Percentage of the aggregate LC Exposure at such time.

“Lenders” means, collectively, the US Lenders and the Canadian Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 (or, with respect to Canadian Dollar Deposits, Page 3740) of the Dow

Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the US Administrative Agent or the Canadian Administrative Agent, as applicable, from time to time for purposes of providing quotations of interest rates applicable to US Dollar or CDN Dollar deposits, as applicable, in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar or CDN Dollar deposits, as applicable, with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which US Dollar or CDN Dollar deposits, as applicable, of US$2,000,000 or C$500,000, as applicable and for a maturity comparable to such Interest Period are offered by the principal London office of the US Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the US Administrative Agent, the Canadian Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to either Administrative Agent or any Lender in connection with the Agreement or the credit facility contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” each Loan Party (other than Foreign Subsidiaries which are organized in any jurisdiction other than Canada).

“Loan Guaranty” means Article X of this Agreement and each separate Guarantee, in form and substance reasonably satisfactory to the US Administrative Agent, delivered by each Loan Guarantor that is not a party to this Agreement, as it may be amended or modified and in effect from time to time.

“Loan Parties” means Holdings, the US Borrower, the Canadian Borrower, the Domestic Subsidiaries and any Canadian Subsidiaries of the Canadian Borrower and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement (including, without limitation, each Acceptance Equivalent Loan, Revolving Loan, each Swing Line Loan, each Protective Advance and each Overadvance).

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition of the US Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party (other than for any reason set forth in clause (a) above), (c) the Collateral, or the US Administrative Agent’s or the Canadian Administrative Agent’s, as applicable, Liens (in each case on behalf of the Administrative Agents and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agents, the Issuing Bank or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the US Borrower and its Subsidiaries in an aggregate principal amount exceeding US$2,500,000 (or the equivalent thereof). For purposes of determining Material Indebtedness, the “obligations” of either Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the US Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, and any other substances of any kind, regulated pursuant to or that could give rise to liability under any Environmental Law.

“Maturity Date” means the earliest of (x) June 12, 2011, (y) the date which is 90 days prior to the maturity date of the Senior Secured Notes or any Permitted Refinancing Indebtedness or (z) the date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided, that with respect to clause (y) above, in the event that the maturity of the Senior Secured Notes is extended, then the date referred to in clause (y) shall, subject to clauses (x) and (z) above, be deemed to be automatically extended to the date which is 90 days prior to such later maturity date.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the US Administrative Agent or the Canadian Administrative Agent, for the benefit of the Administrative Agents and the Lenders, on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the US Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the US Borrower or is merged into or consolidated with the US Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the US Borrower) in which the US Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the US Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the US Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Leverage Ratio” means, the ratio, determined as of the end of each fiscal quarter of the US Borrower for the most-recently ended four fiscal quarter period, of (a) Total Indebtedness on such date to (b) EBITDA, all calculated for the US Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agents by an appraiser reasonably acceptable to the Administrative Agents, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable (as determined reasonably and in good faith by a Financial Officer).

“New York Mortgage” means the Mortgage relating to the property located at 4921 Route 58 North, Gouverneur, NY 13842.

“Non-Acceptance Canadian Lender” has the meaning assigned to such term in Section 2.04(i).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Note Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, the Protective Advances, the Overadvances, the Acceptance Equivalent Loans and the Acceptances, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, either Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c)

any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overadvances” means the collective reference to US Overadvances and Canadian Overadvances.

“Parent” means Cellu Parent Corporation, a Delaware corporation.

“Participant” has the meaning set forth in Section 9.04(c).

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any transaction, or series of transactions, consummated after the Effective Date in which either Borrower or any of its Domestic Subsidiaries or Canadian Subsidiaries (1) acquires any business or all or substantially all of the assets of any Person or any division or business unit thereof, whether through a purchase of assets, merger or otherwise, (2) directly or indirectly acquires control of all of the outstanding Capital Stock of a Person; provided that each of the following requirements has been satisfied:

(a)           such transaction is not a hostile or contested transaction;

(b)           the assets acquired in connection with such transaction are not used, directly or indirectly, in any line of business other than the businesses in which the Borrowers and their respective Subsidiaries are engaged on the date of this Agreement (after giving effect to the Transactions) and any business reasonably related, complementary or ancillary thereto and are not located outside the United States or Canada;

(c)           if the consideration for such transaction is greater than US$10,000,000, as soon as available, but not less than ten days prior to such transaction, the US Borrower has delivered to the Administrative Agents and the Lenders (i) notice of such transaction and (ii) a copy of all business and financial information reasonably requested by the Administrative Agents, including pro forma historical and projected financial information and cash flow and Availability calculations provided in a manner reasonably acceptable to the Administrative Agents;

(d)           if the Accounts and Inventory acquired in connection with such transaction are proposed to be included in the determination of the Borrowing Base, the Administrative Agents shall have conducted or received the results of an audit and field examination of (and, if reasonably requested, other Reports with respect to) such Accounts and Inventory to their reasonable satisfaction;

(e)           (i) the consideration for any individual transaction does not exceed US$30,000,000, and (ii) the purchase price for all such transactions made during the Availability Period does not exceed US$60,000,000 in the aggregate;

(f)            the provisions of Section 5.13 shall have been complied with;

(g)           the US Borrower shall certify (and shall deliver to the Administrative Agents with a pro forma calculation in form and substance reasonably satisfactory to the Administrative Agents) that, after giving effect to the completion of such transaction, Availability was not less than US$10,000,000 on the last day of any month during the most recent 12-month period prior to the date on which such transaction was consummated; and

(h)           no Default or Event of Default has occurred and is continuing or would result therefrom.

With respect to any period during which a Permitted Acquisition has occurred, EBITDA shall be calculated with respect to such period on a pro forma basis using the historical financial statements of the business so acquired, and the consolidated financial statements of the US Borrower and its Subsidiaries, which shall be reformulated as if such Permitted Acquisition and any Indebtedness incurred or repaid in connection therewith had been consummated or incurred or repaid at the beginning of such period.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, storers’, repairers’, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the current use of the affected property or interfere with the ordinary conduct of business of either Borrower or any Subsidiary; and

(g)           exceptions to the commitments for title insurance issued in connection with the mortgage of any real property of the Loan Parties granted to secure the Loan Parties’ obligations under the Loan Documents or the Senior Secured Notes;

provided that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or Canada or any state or province thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000;

(d)           repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least US$5,000,000,000; and

(f)            money market funds that are issued or offered by any commercial bank organized under the laws of Canada or of any Canadian province that are rated AAA by S&P and Aaa by Moody’s.

“Permitted Refinancing Indebtedness” means Indebtedness of the US Borrower or any Loan Guarantor which satisfies each of the following conditions:  (a) to the extent that such Indebtedness is to be secured by a Lien on any assets, the terms of such Indebtedness (including the Liens which secure such Indebtedness) shall be substantially the same as those applicable to the Senior Secured Notes (other than changes which extend the maturity thereof, decrease the interest rate applicable thereto, release a portion of the assets subject to such Liens or otherwise amend the terms in a manner not materially adverse to the Lenders); (b) such Indebtedness shall consist of (i) senior secured notes which satisfy the requirements of clause (a) above or (ii) senior unsecured notes and/or senior subordinated notes (and Guarantees in respect in respect thereof) with terms customary for notes of such type at such time; (c) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness; (d) the Administrative Agents shall have received a copy of all the documents relating to such Indebtedness at least five Business Days prior to the funding of any such Indebtedness; (e) the terms and conditions of any such Indebtedness shall not be materially more restrictive taken as a whole to the US Borrower and its Subsidiaries than the terms of the Indebtedness being refinanced as determined in good faith by the US Borrower; (f) such Indebtedness shall not be subject to any amortization or required repurchase or redemption obligations (other than as contemplated by clause (a) above) on or prior to the Maturity Date; (g) the Net Proceeds of such Indebtedness are concurrently applied to the prepayment of the Indebtedness to be refinanced with such Net Proceeds; and (h) the Administrative Agents shall have received a certificate of a Financial Officer certifying compliance with the conditions set forth in this definition (and attaching any other information reasonably required by the Administrative Agents).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the US Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPSA” means the Personal Property Security Act (Nova Scotia) or similar personal property security legislation in the provinces or territories of Canada other than Nova Scotia, as the same may be in effect from time to time on the date of determination of the applicable jurisdiction.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party; or

(b)           the issuance by Holdings or the US Borrower of any Equity Interests, or the receipt by Holdings or the US Borrower of any capital contribution, other than any issuance by the US Borrower of common Equity Interests to, or receipt of any such capital contribution from, Holdings; or

(c)           the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01; or

(d)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advances” means the collective reference to the US Protective Advances and the Canadian Protective Advances.

“Pulp Hedging Contract” means any forward contract, commodity swap, purchase or option agreement, other commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in the price of pulp.

 “Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means any report prepared by either Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of any Loan Party, after the Administrative Agents have exercised their rights of inspection pursuant to this Agreement or which are otherwise required under this Agreement, which Reports may be distributed to the Lenders by either Administrative Agent.

“Required Canadian Lenders” means, at any time, Canadian Lenders having Canadian Credit Exposure and unused Canadian Commitments representing more than 50% of the sum of (a) the aggregate Canadian Credit Exposures and (b) aggregate unused Canadian Commitments at such time.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of (a) the aggregate Credit Exposures and (b) aggregate unused Commitments at such time.

“Required US Lenders” means, at any time, US Lenders having US Credit Exposure and unused US Commitments representing more than 50% of the sum of (a) the aggregate US Credit Exposures and (b) aggregate unused US Commitments at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations owing to one or more Lenders or their respective Affiliates, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Reset Date” has the meaning assigned to such term in Section 2.22(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in either Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Borrower or such Subsidiary or any option, warrant or other right to acquire any such Equity Interests in such Borrower or such Subsidiary.

“Revolving Loans” means the collective reference to the US Revolving Loans and the Canadian Revolving Loans.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Schedule 1 Bank BA Reference Lender” means either Bank of Montreal or Canadian Imperial Bank of Commerce.

“Schedule II or III Lender” means any Canadian Lender named on Schedule II or Schedule III to the Bank Act (Canada).

“Schedule II or III Reference Banks” means JPMorgan Chase Bank, N.A., Toronto Branch, or any bank named on Schedule II or Schedule III to the Bank Act (Canada) and agreed upon by the Canadian Administrative Agent and the Canadian Borrower.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agents that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

“Securities Account Control Agreement” means an agreement substantially in the form of Annex 4 to the US Security Agreement among any Loan Party, the relevant securities intermediary, and the relevant Administrative Agent, with respect to collection and control of all deposits and balances held in a securities account maintained by any Loan Party with such securities intermediary.

“Security Agreements” means the US Security Agreement, the Canadian Security Agreement and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Senior Secured Notes” means the 9¾% senior secured notes due 2010 issued under the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” means the Indenture dated as of March 12, 2004, among the US Borrower, the subsidiary guarantors party thereto and The Bank of New York, as trustee, as amended by the First Supplemental Indenture dated June 2, 2006 and as such Indenture may be further amended, supplemented or otherwise modified from time to time pursuant to Section 6.11.

“Settlement” has the meaning assigned to such term in Section 2.05(f).

“Settlement Date” has the meaning assigned to such term in Section 2.05(f).

“Sponsor” means Weston Presidio, together with its Affiliates.

“Sponsor Management Agreement” means the Management Agreement dated as of June 12, 2006, among Weston Presidio Service Company, LLC, Parent, Acquisition Corp. and Cellu Tissue.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which either Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of (a) the US Borrower, (b) the Borrowers or (c) a Loan Party, as applicable.

“Super-Majority Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 75% of the sum of (a) the aggregate Credit Exposures and (b) aggregate unused Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no Energy Hedging Contract and no Pulp Hedging Contract, and no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or their respective Subsidiaries, shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.06.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Total Indebtedness” means, for any date, the aggregate principal amount of all Indebtedness of the US Borrower and its Subsidiaries at such date calculated on a consolidated basis, minus the aggregate amount of cash and Permitted Investments (in each case, free and clear of all Liens other than Permitted Encumbrances) included in the consolidated balance sheet of the US Borrower and its Subsidiaries as of such date.

“Transactions” means, collectively, (i) the Acquisition, (ii) the Consent Solicitation, (iii) the termination of the Existing CIT Facility and (iv) the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“US Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the US Lenders hereunder.

“US Borrower” means Cellu Tissue.

“US Borrower/Canadian Revolving Loans” has the meaning assigned to such term in Section 2.01(b).

“US Borrower Funding Account” has the meaning assigned to such term in Section 4.01(h).

“US Commitment” means, with respect to each US Lender, the commitment, if any, of such US Lender to make US Revolving Loans and to acquire participations in Letters of Credit, US Protective Advances, US Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such US Lender’s US Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such US Lender pursuant to Section 9.04. The initial amount of each US Lender’s US Commitment is set forth on the US Commitment Schedule, or in the Assignment and Assumption

pursuant to which such US Lender shall have assumed its US Commitment, as applicable. The initial aggregate amount of the US Lenders’ US Commitments is US$32,000,000.

“US Commitment Schedule” means the Schedule attached hereto identified as such.

“US Credit Exposure” means, with respect to any US Lender at any time, the sum of (a) the outstanding principal amount of such US Lender’s US Revolving Loans and its LC Exposure and an amount equal to its Applicable US Percentage of the aggregate principal amount of Swingline Loans at such time and (b) an amount equal to its Applicable US Percentage of the aggregate principal amount of Overadvances and Protective Advances outstanding at such time.

“US Dollar Equivalent” means, with respect to CDN Dollars, on the date of determination thereof, the amount of US Dollars which could be purchased with the amount of such CDN Dollars involved in such computation at the spot rate at which such CDN Dollars may be exchanged into US Dollars as set forth on such date on (i) the applicable Reuters pages, or (ii) if such rate is not set forth on such Reuters pages, on the applicable Telerate Service pages, or (iii) if such rate does not appear on such Reuters or Telerate Service pages, at the spot exchange rate therefor as determined by the US Administrative Agent, in each case as of 11:00 A.M. (New York time, as applicable, or such other local time as the US Administrative Agent shall deem appropriate) on such date of determination thereof.

“US Dollars” and “US$” means dollars in lawful currency of the United States.

“US$ Canadian Revolving Loans” has the meaning assigned to such term in Section 2.01(b).

“US Lenders” means, as of any date of determination, a Person with a US Commitment or, if the US Commitments have terminated or expired, a Person with US Credit Exposure. The term “US Lenders” shall include the Persons listed on the US Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “US Lenders” includes the Swingline Lender.

“US Overadvances” has the meaning assigned to such term in Section 2.05(c).

“US Protective Advances” has the meaning assigned to such term in Section 2.05(a).

“US Revolving Loans” has the meaning assigned to such term in Section 2.01(a).

“US Security Agreement” means the Pledge and Security Agreement dated as of the date hereof, between the Loan Parties and the US Administrative Agent, for the benefit of the US Administrative Agent and the US Lenders, substantially in the form of Exhibit F-1.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02       Classification of Loans and Borrowings.   For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03       Terms Generally.   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04       Accounting Terms; GAAP.   Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the US Borrower notifies the US Administrative Agent that the US Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof with respect to the operation of such provision (or if the US Administrative Agent notifies the US Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II.

The Credits

SECTION 2.01       Commitments.   (a)              Subject to the terms and conditions set forth herein, each US Lender agrees to make loans denominated in US Dollars (the “US Revolving Loans”) to the US Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such US Lender’s US Credit Exposure exceeding such US Lender’s US Commitment, (ii) the aggregate US Credit Exposures exceeding the aggregate US Commitments or (iii) the aggregate Credit Exposures exceeding the lesser of (x) the aggregate Commitments or (y) the Borrowing Base, subject to the US Administrative Agent’s authority, in its sole discretion, to make US Protective Advances and US Overadvances pursuant to the terms of Section 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower may borrow, prepay and reborrow US Revolving Loans.

(b)           Subject to the terms and conditions set forth herein, each Canadian Lender agrees to make (i) through its Counterpart Lender, loans denominated in US Dollars to the US Borrower (the “US Borrower/Canadian Revolving Loans”), (ii) loans denominated in US Dollars to the Canadian Borrower (the “US$ Canadian Revolving Loans”) and (iii) loans denominated in CDN Dollars to the Canadian Borrower (the “C$ Canadian Revolving Loans”; and, together with the US Borrower/Canadian Revolving Loans and the US$ Canadian Revolving Loans, the “Canadian Revolving Loans”) from time to time during the Availability Period in an aggregate principal amount that will not result in (x) such Canadian Lender’s Canadian Credit Exposure exceeding such Canadian Lender’s Canadian Commitment,

(y) the aggregate Canadian Credit Exposures exceeding the aggregate Canadian Commitments or (z) the aggregate Credit Exposures exceeding the lesser of (A) the aggregate Commitments or (B) the Borrowing Base, subject to the Canadian Administrative Agent’s authority, in its sole discretion, to make Canadian Protective Advances and Canadian Overadvances pursuant to the terms of Section 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, each of the US Borrower and the Canadian Borrower may borrow, prepay and reborrow Canadian Revolving Loans made to it.

SECTION 2.02       Loans and Borrowings.   (a)              Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the US Lenders or the Canadian Lenders, as the case may be, ratably in accordance with their respective US Commitments or Canadian Commitments, as the case may be, of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05 and 2.06.

(b)           Subject to Section 2.15, each Borrowing of US Revolving Loans and US Borrower/Canadian Revolving Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the US Borrower may request in accordance herewith, provided that any such Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.09. Subject to Section 2.15, each Borrowing of US$ Canadian Revolving Loans shall be comprised entirely of Canadian ABR Loans or Eurodollar Loans as the Canadian Borrower may request in accordance herewith; provided that any such Borrowings made on the Effective Date must be made as Canadian ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.09. Subject to Section 2.15, each Borrowing of C$ Canadian Revolving Loans shall be comprised entirely of Canadian Prime Rate Loans or Acceptances made pursuant to Section 2.04. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of US$100,000 or C$100,000, as applicable, and not less than US$1,000,000 or C$1,000,000, as applicable. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$100,000 and not less than US$500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate US Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e).  Each Canadian ABR Borrowing shall be in an aggregate amount that is an integral multiple of US$100,000 and not less than US$500,000. Each Canadian Prime Rate Borrowing shall be in an aggregate amount that is an integral multiple of C$100,000 and not less than C$500,000. Each Swingline Loan shall be in an amount that is an integral multiple of US$100,000 and not less than US$500,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, neither Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03       Requests for Revolving Borrowings.   (a)      To request a Borrowing of US Revolving Loans or US Borrower/Canadian Revolving Loans, the US Borrower shall notify the US Administrative Agent  (and, with respect to a Borrowing of US Borrower/Canadian Revolving Loans, the Canadian Administrative Agent) of such request either in writing (delivered by hand or facsimile) in a form approved by the US Administrative Agent and signed by the US Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 1 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1 p.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e) may be given not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the US Administrative Agent (and, with respect to a Borrowing of US Borrower/Canadian Revolving Loans, the Canadian Administrative Agent) of a written Borrowing Request in a form approved by the US Administrative Agent and signed by the US Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)            whether such Borrowing is to consist of US Revolving Loans or US Borrower/Canadian Revolving Loans;

(ii)           the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the US Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the US Administrative Agent shall advise each US Lender or Canadian Lender, as applicable, of the details thereof and of the amount of each relevant Lender’s Loan to be made as part of the requested Borrowing.

(b)           To request a Borrowing of US$ Canadian Revolving Loans or C$ Canadian Revolving Loans, the Canadian Borrower shall notify the US Administrative Agent and the Canadian Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Canadian Administrative Agent and signed by the Canadian Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., Toronto time, three Canadian Business Days before the date of the proposed Borrowing, (b) in the case of a Canadian ABR Borrowing or a Canadian Prime Rate Borrowing, not later than 1:00 p.m., Toronto time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the US Administrative Agent and the Canadian Administrative Agent of a written Borrowing Request in a form approved by the Canadian Administrative Agent and signed by the Canadian Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)            whether such Canadian Revolving Loan is to be a US$ Canadian Revolving Loan or a C$ Canadian Revolving Loan;

(ii)           the aggregate amount of the requested Borrowing (in US Dollars or CDN Dollars, as applicable) and a breakdown of the separate wires comprising such Borrowing;

(iii)          the date of such Borrowing, which shall be a Canadian Business Day;

(iv)          whether such Borrowing is to be a Canadian ABR Borrowing, a Canadian Prime Rate Borrowing or a Eurodollar Borrowing; and

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (i) if such Borrowing consists of US$ Canadian Revolving Loans, a Canadian ABR Borrowing or (ii) if such Borrowing consists of C$ Canadian Revolving Loans, a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Canadian Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Canadian Administrative Agent shall advise each Canadian Lender of the details thereof and of the amount of such Canadian Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04       Acceptances.   (a)  Acceptance Commitment.   Subject to the terms and conditions hereof, each Canadian Lender severally agrees that the Canadian Borrower may issue Acceptances denominated in Canadian Dollars, in minimum denominations of C$100,000 or a whole multiple thereof and in minimum aggregate amounts of C$2,000,000 or any greater whole multiple of C$100,000, each in accordance with the provisions of this Section 2.04 from time to time until the Maturity Date with respect to such Canadian Lender; provided, that (A)  the US Dollar equivalent of the aggregate Canadian Credit Exposure shall not exceed the aggregate Canadian Commitments at such time and (B) the aggregate Credit Exposure shall not exceed the sum of the aggregate US Commitments and the aggregate Canadian Commitments at such time; provided, further, that at all times the outstanding aggregate face amount of all Acceptances accepted by a Canadian Lender shall, subject to subparagrah (c)(ii) below, equal its Applicable Canadian Percentage of the outstanding face amount of all Acceptances made by all Canadian Lenders. For purposes of this Agreement, the full face value of an Acceptance, without discount, shall be used when calculations are made to determine the outstanding amount of a Canadian Lender’s Acceptances; provided that in computing the face amount of Acceptances outstanding, the face amount of an Acceptance in respect of which the Acceptance Obligation has been prepaid by the Canadian Borrower and received by the Canadian Lender that created the same in accordance with the terms of this Agreement shall not be included.

(b)           Terms of Acceptance.   Each Draft shall be accepted by a Canadian Lender, upon the written request of the Canadian Borrower given in accordance with paragraph (c) below, by the completion and acceptance by such Canadian Lender of a Draft (i) payable in Canadian Dollars, drawn by the Canadian Borrower on the Canadian Lender in accordance with this Agreement, to the order of the Canadian Lender and (ii) maturing prior to the Maturity Date with respect to such Canadian Lender on a Canadian Business Day not less than 28 days nor more than 180 days after the date of such Draft (and in integral maturities of 30, 60, 90 or 180 days, or, from time to time, such other nonstandard periods as the Canadian Borrower and the affected Canadian Lender(s) may agree), excluding days of grace, all as specified in the relevant Canadian Notice of Drawing to be delivered under paragraph (c) of this Section 2.04.

(c)           Notice of Drawing and Discount of Acceptances.

(i)            With respect to each requested acceptance of Drafts, the Canadian Borrower shall give the Canadian Administrative Agent a Canadian Notice of Drawing (which shall be irrevocable and may be by telephone confirmed in writing within one Canadian Business Day) to be received prior to 1:00 p.m., Toronto time, at least two Canadian Business Days prior to the date of the requested acceptance, specifying:

(A)                              the date on which such Drafts are to be accepted;
(B)                                the aggregate face amount of such Drafts;
(C)                                the maturity date of such Acceptances; and
(D)                               such additional information as the Canadian Administrative Agent or any Canadian Lenders may reasonably from time to time request to be included in such notices.

(ii)           Upon receipt of a Canadian Notice of Drawing the Canadian Administrative Agent shall promptly notify each Canadian Lender of the contents thereof and of such Canadian Lender’s ratable share of the Acceptances requested thereunder. The aggregate face amount of the Drafts to be accepted by a Canadian Lender shall be determined by the Canadian Administrative Agent by reference to the respective Canadian Commitments of the Canadian Lenders; provided that, if the face amount of an Acceptance which would otherwise be accepted by a Canadian Lender is not C$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Canadian Administrative Agent, in its sole discretion, to C$100,000, or the nearest integral multiple thereof, as appropriate. Further, the Canadian Administrative Agent is authorized by the Borrowers and the Lenders to cause the proportionate share of one or more Lender’s Canadian Commitment to be exceeded by no more than C$100,000 each as a result of such allocations; provided that the principal amount of outstanding Credit Exposure shall not thereby exceed the principal maximum amount of such Lender’s Commitments. Any resulting amount by which the requested face amount of such Acceptances shall have been so reduced shall be advanced, converted or continued as a Canadian Prime Rate Loan.

(iii)          On each date upon which Acceptances are to be accepted, the Canadian Administrative Agent shall advise the Canadian Borrower of the Discount Rate. Not later than 1:00 p.m., Toronto time, on such date each Canadian Lender shall, and subject to each Non-Acceptance Canadian Lender’s making Acceptance Equivalent Loans pursuant to paragraph (i) of this Section 2.04, (A) on the basis of the information supplied by the Canadian Administrative Agent, as aforesaid, complete a Draft or Drafts of the Canadian Borrower by filling in the amount, date and maturity date thereof in accordance with the applicable Canadian Notice of Drawing, (B) duly accept such Draft or Drafts, (C) discount such Acceptance or Acceptances, (D) give the Canadian Administrative Agent telegraphic or telex notice of such Canadian Lender’s acceptance of such Draft or Drafts and confirming the discount rate at which it discounted the Acceptance or Acceptances and the amount paid to the Canadian Administrative Agent for the account of the Canadian Borrower and (E) remit to the Canadian Administrative Agent in Canadian Dollars in immediately available funds an amount equal to the proceeds of such Acceptances discounted on the basis of the Discount Rate less the Acceptance Fee.

Upon receipt by the Canadian Administrative Agent of such sums from the Canadian Lenders, the Canadian Administrative Agent shall make the aggregate amount thereof available to the Canadian Borrower.

(iv)          Each extension of credit hereunder through the acceptance of Drafts shall be made simultaneously and, subject to subparagraph (ii) above, pro rata by the Canadian Lenders in accordance with their respective Canadian Commitments.

(d)           Sale of Acceptances.   The Canadian Borrower shall have the right to sell any Acceptance; provided that if so specified in the Canadian Notice of Drawing the Canadian Lenders shall purchase or arrange for the purchase of all of the Acceptances in the market and each Canadian Lender shall provide to the Canadian Administrative Agent the discount proceeds for the account of the Canadian Borrower. The Acceptance Fee in respect of such Acceptances may, at the option of the Canadian Lender, be set off against the discount proceeds payable by such Canadian Lender hereunder,

(e)           Acceptance Obligation.   The Canadian Borrower is obligated, and hereby unconditionally agrees, to pay to each Canadian Lender the face amount of each Acceptance created by such Lender in accordance with a Canadian Notice of Drawing pursuant to paragraph (c) on the maturity date thereof, or on such earlier date as may be required pursuant to provisions of this Agreement. With respect to each Acceptance which is outstanding hereunder, the Canadian Borrower shall notify the Canadian Administrative Agent prior to 1:00 p.m., Toronto time, two Canadian Business Days prior to the maturity date of such Acceptance (which notice shall be irrevocable) of the Canadian Borrower’s intention to issue Acceptances on such maturity date to provide for the payment of such maturing Acceptance and shall deliver a Canadian Notice of Drawing to the Canadian Administrative Agent or that the Canadian Borrower intends to repay the maturing Acceptances on the maturity date. Any repayment of an Acceptance must be made at or before 3:00 p.m. (Toronto time) on the maturity date of such Acceptance. If the Canadian Borrower fails to provide such notice to the Canadian Administrative Agent or fails to repay the maturing Acceptances, or if a Default or an Event of Default has occurred and is continuing on such maturity date, the Canadian Borrower’s obligations in respect of the maturing Acceptances shall be deemed to have been converted on the maturity date thereof into a Canadian Prime Rate Loan in an amount equal to the face amount of the maturing Acceptances. The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of any Acceptances accepted or purchased by such Canadian Lender under this Agreement which might exist solely by reason of those Acceptances being held, at the maturity thereof, by that Canadian Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if that Canadian Lender, as holder, sues the Canadian Borrower on those Acceptances for payment of the amounts payable by the Canadian Borrower thereunder.

(f)            Supply of Drafts and Power of Attorney.   To enable the Canadian Lenders to accept Drafts in the manner specified in this Section 2.04, the Canadian Borrower shall supply each Lender with such number of blank forms of Drafts and Discount Notes as such Lenders may reasonably request, duly endorsed in the case of Drafts and executed in the case of Discount Notes on behalf of the Canadian Borrower. In addition, the Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of Acceptances. In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of blank forms of Acceptances for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all Acceptances signed and/or endorsed on its behalf by a Canadian Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower; provided, that such acts in each case are to be undertaken in accordance with such Canadian Lender’s obligations under this Agreement. Each Canadian Lender is hereby authorized to issue such Acceptances endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Acceptances required to be accepted by such Canadian Lender. Drafts drawn by the Canadian Borrower to be accepted as Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or by its attorney-in-fact including any attorney-in-fact appointed pursuant to this Section 2.04(f). The Canadian Borrower hereby authorizes and requests each Canadian Lender in accordance with each Canadian Notice of Drawing received from the Canadian Borrower pursuant to paragraph (c) to take the measures with respect to a Draft or Drafts of the Canadian Borrower then in possession of such Lender specified in paragraph (c)(iii) of this Section. A Draft or Discount Note manually signed by any duly authorized officer of the Canadian Borrower or the signature of any duly authorized officer on a Draft or Discount Note may be mechanically reproduced in facsimile and such Draft or Discount Note bearing such facsimile signature shall be binding on the Canadian Borrower as if it had been manually signed. In case any authorized signatory of the Canadian Borrower whose signature shall appear on any Draft shall cease to have such authority before the acceptance of a Draft with respect to such Draft, the obligations of the Canadian Borrower hereunder and under such Acceptance shall nevertheless be valid for all purposes as if such authority had remained in force until such creation. The Canadian Administrative Agent and each Canadian Lender shall be fully protected in relying upon any instructions received from the Canadian Borrower (orally or otherwise) without any duty to make inquiry as to the genuineness of such instructions. The Canadian Administrative Agent and each Canadian Lender shall be entitled to rely on instructions received from any person identifying himself (orally or otherwise) as a duly authorized officer of the Canadian Borrower and shall not be liable for any errors, omissions, delays or interruptions in the transmission of such instructions.

(g)           Exculpation.   No Canadian Lender shall be responsible or liable for its failure to accept a Draft or a Discount Note if the cause of such failure is, in whole or in part, due to the failure of the Canadian Borrower to provide the Drafts or Discount Notes or the power of attorney described in paragraph (f) above to such Canadian Lender on a timely basis nor shall any Canadian Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such Draft except loss or improper use arising by reason of the gross negligence or willful misconduct of such Canadian Lender.

(h)           Rights of Canadian Lender as to Acceptances.   Neither the Canadian Administrative Agent nor any Canadian Lender shall have any responsibility as to the application of the proceeds by the Canadian Borrower of any discount of any Acceptances. For greater certainty, each Canadian Lender may, at any time, purchase Acceptances issued by the Canadian Borrower and may at any time and from time to time hold for its own account, sell, rediscount or otherwise dispose of any or all Acceptances accepted and/or purchased by it.

(i)            Acceptance Equivalent Loans.   Whenever the Canadian Borrower delivers a Canadian Notice of Drawing to the Canadian Administrative Agent under this Agreement requesting the Canadian Lenders to accept Drafts, a Canadian Lender which cannot accept Drafts (a “Non-Acceptance Canadian Lender”) shall, in lieu of accepting Drafts, make an Acceptance Equivalent Loan. On each date on which Drafts are to be accepted, subject to the same terms and conditions applicable to the acceptance of Drafts, any Non-Acceptance Canadian Lender that makes an Acceptance Equivalent Loan, upon delivery by the Canadian Borrower of an executed Discount Note payable to the order of such Non-Acceptance Canadian Lender, will remit to the Canadian Administrative Agent in immediately available funds for the account of the Canadian Borrower the Acceptance equivalent discount proceeds based on the Discount Rate in respect of the Discount Notes issued by the Canadian Borrower to the Non-Acceptance Canadian Lender. Each Non-Acceptance Canadian Lender may agree, in lieu of receiving any Discount Notes, that such Discount Notes may be uncertificated and the applicable Acceptance Equivalent Loan shall be evidenced by a loan account which such Non-Acceptance Canadian Lender shall maintain in its name, and reference to such uncertificated Discount Notes elsewhere in this Agreement shall be deemed to include reference to the relevant Acceptance Equivalent Loan or loan account, as applicable.

(j)            Terms Applicable to Discount Notes.   The term “Acceptance” when used in this Agreement shall be construed to include Discount Notes and all terms of this Agreement applicable to Acceptances shall apply equally to Discount Notes evidencing Acceptance Equivalent Loans with such changes as may in the context be necessary (except that no Discount Note may be sold, rediscounted or otherwise disposed of by the Non-Acceptance Canadian Lender making Acceptance Equivalent Loans). For greater certainty:

(i)            a Discount Note shall mature and be due and payable on the same date as the maturity date for Acceptances specified in the applicable Canadian Notice of Drawing;

(ii)           an Acceptance Fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of an Acceptance;

(iii)          a discount applicable to a Discount Note shall be calculated in the same manner and at the Discount Rate that would be applicable to Acceptances accepted by a Schedule II or III Lender pursuant to the applicable Canadian Notice of Drawing;

(iv)          an Acceptance Equivalent Loan made by a Non-Acceptance Canadian Lender will be considered to be part of a Non-Acceptance Canadian Lender’s outstanding Acceptances for all purposes of this Agreement; and

(v)           the Canadian Borrower shall deliver Discount Notes to each Non-Acceptance Canadian Lender and grants to each Non-Acceptance Canadian Lender a power of attorney in respect of the completion and execution of Discount Notes, each in accordance with Section 2.04(f).

(k)           Prepayment of Acceptances and Discount Notes.   No Acceptance or Discount Note may be repaid or prepaid prior to the maturity date of such Acceptance or Discount Note, except in accordance with the provisions of Article VII.

(l)            Depository Bills and Notes Act.   At the option of the Canadian Borrower and any Canadian Lender, Acceptances and Discount Notes under this Agreement to be accepted by such Lender may be issued in the form of depository bills and depository notes, respectively, for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills and depository notes so issued shall be governed by the Depository Bills and Notes Act (Canada) and the provisions of this Section 2.04.

(m)          Acceptance Fee.   The Canadian Borrower agrees to pay to each Canadian Lender a fee (the “Acceptance Fee”) in advance and in Canadian Dollars, at a rate per annum equal to the Applicable Rate, on the date of acceptance of each Acceptance. All Acceptance Fees shall be calculated on the face amount of the Acceptance issued and computed on the basis of the actual number of days in the term thereof and a year of 365 days. The Acceptance Fee shall be in addition to any other fees payable to each Canadian Lender in connection with the issuance or discounting of such Acceptance. The discount rate for Acceptance Fees shall be calculated under terms customary to the practice of the Canadian Lenders and shall be based upon a year of 365 days and the term of such Acceptance.

(n)           Discount Rate Cannot Be Established; Market for Bankers’ Acceptances No Longer Exists.   If the Canadian Administrative Agent determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Borrower, and notifies the Canadian Borrower that, by reason of circumstances or changes affecting the market for bankers’ acceptances in Canada it is no longer possible to establish the Discount Rate or that the market for bankers’ acceptances  in Canada no longer exists, is too weak for its normal use by the Lenders or is not capable, in the normal course of business, to absorb the Acceptances proposed to be accepted by the Lenders on any date pursuant to this Agreement, then, (i) the right of the Canadian Borrower to request an Acceptance Loan or an Acceptance Equivalent Loan shall be suspended until the Canadian Administrative Agent determines that such circumstances no longer exist and the Canadian Administrative Agent so notifies the Canadian Borrower; and (ii) any Canadian Notice of Drawing for any Acceptance or Discount Note which is outstanding shall be deemed to constitute a request for a Loan by way of a Canadian Prime Rate Loan.

(o)           Notification of Suspension of the Canadian Borrower’s right to request Acceptances or Discount Notes.   The Canadian Administrative Agent shall promptly notify the Canadian Borrower of the suspension of the Canadian Borrower’s right to request Acceptances or Discount Note Loans and of the termination of any such suspension.

(p)           Default or Event of Default.   If an Event of Default shall occur and be continuing, on the Canadian Business Day that the Canadian Borrower receives notice from the Canadian Administrative Agent or the Required Canadian Lenders demanding the deposit of cash collateral pursuant to this paragraph, notwithstanding the date of maturity of any outstanding Acceptances, the Canadian Borrower shall deposit in an account with the Canadian Administrative Agent, in the name of the Canadian Administrative Agent and for the benefit of the Canadian Lenders (the “Acceptance Collateral Account”), an amount in cash equal to 105% of the aggregate face amount of such Acceptances; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Canadian Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Canadian Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Canadian Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Canadian Borrower hereby grants the Canadian Administrative Agent a security interest in the Acceptance Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Canadian Administrative Agent and at the Canadian Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Such funds shall be retained by the Canadian Administrative Agent in the Acceptance Collateral Account until such time as the applicable Acceptances shall have matured and the related liabilities shall have been fully satisfied. If the Canadian Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Canadian Borrower within three Canadian Business Days after all such Defaults have been cured or waived.

SECTION 2.05       Protective Advances and Overadvances; Settlement.   (a)         Subject to the limitations set forth below, the US Administrative Agent is authorized by the US Borrower and the US Lenders, from time to time in the US Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the US Borrower, on behalf of all US Lenders, which the US Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the US Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “US Protective Advances”); provided that, the aggregate amount of US Protective Advances outstanding at any time shall not at any time exceed US$1,750,000; provided, further, that, after giving effect thereto, the aggregate US Credit Exposure shall not exceed the aggregate US Commitments. US Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The US Protective Advances shall be secured by the Liens in favor of the Administrative Agents in and to the Collateral and shall constitute Obligations hereunder. All US Protective Advances shall be ABR Borrowings. The US Administrative Agent’s authorization to make US Protective Advances may be revoked at any time by the Required US Lenders. Any such revocation must be in writing and shall become effective prospectively upon the US Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the US Administrative Agent may request the US Lenders to make a US Revolving Loan to repay a US Protective Advance. At any other time the US Administrative Agent may require the US Lenders to fund their risk participations described in Section 2.05(e).

(b)           Subject to the limitations set forth below, the Canadian Administrative Agent is authorized by the Canadian Borrower and the Canadian Lenders, from time to time in the Canadian Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Canadian Revolving Loans denominated in Canadian Dollars to the Canadian Borrower, on behalf of all Canadian Lenders, which the Canadian Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Canadian Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Canadian Protective Advances”); provided that, the aggregate amount of Canadian Protective Advances outstanding at the time any such Protective Advance is made shall not exceed US$1,750,000 (or the equivalent thereof); provided, further, that, after giving effect thereto, the aggregate Canadian Credit Exposure shall not exceed the aggregate Canadian Commitments. Canadian Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  Canadian Protective Advances shall be secured by the Liens in favor of the Administrative Agents in and to the Collateral and shall constitute Obligations hereunder. All Canadian Protective Advances shall be Canadian Prime Rate Borrowings. The Canadian Administrative Agent’s authorization to make Canadian Protective Advances may be revoked at any time by the Required Canadian Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Canadian Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Canadian Administrative Agent may request the Canadian Lenders to make a Canadian Revolving Loan to repay a Canadian Protective Advance. At any other time the Canadian Administrative Agent may require the Canadian Lenders to fund their risk participations described in Section 2.05(e).

(c)           Any provision of this Agreement to the contrary notwithstanding, at the request of the US Borrower, the US Administrative Agent may in its sole discretion (but shall have absolutely no obligation to), make US Revolving Loans to the US Borrower, on behalf of the US Lenders, in amounts that exceeds Availability (any such excess Advances are herein referred to collectively as “US Overadvances”); provided, that, (i) no such event or occurrence shall cause or constitute a waiver of the US Administrative Agent’s or the Lenders’ right to refuse to make any further US Overadvances or other Loans or issue Letters of Credit, as the case may be, at any time that an US Overadvance exists, and (ii) no US Overadvance shall result in a Default or an Event of Default for so long as the US Administrative Agent permits such US Overadvance to remain outstanding, but solely with respect to the amount of such US Overadvance. In addition, US Overadvances may be made even if a Default or an Event of Default exists, but may not be made if the conditions precedent set forth in Section 4.02 have not been satisfied (other than the conditions set forth in Section 4.02(b) and 4.02(c) (solely to the extent such lack of Availability is caused by Borrowing Base noncompliance)). All US Overadvances shall be secured by the Liens in favor of the Administrative Agents in and to the Collateral and shall constitute Obligations hereunder. All US Overadvances shall be ABR Loans, shall bear interest at the rate set forth in Section 2.14(d)) and shall be payable on the earlier of demand or the Maturity Date. The authority of the US Administrative Agent to make US Overadvances is limited to: (x) an aggregate amount not to exceed US$1,750,000 at any time, (y) US Overadvances (whether borrowed on the same date or on different dates) may not be outstanding hereunder for a period of more than thirty days and (z) no US Overadvance shall cause any Lender’s US Credit Exposure to exceed its US Commitment or the aggregate US Credit Exposure of all US Lenders to exceed the aggregate US Commitments of all US Lenders; provided that, the Required US Lenders may at any time revoke the US Administrative Agent’s authorization to make US Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the US Administrative Agent’s receipt thereof.

(d)           Any provision of this Agreement to the contrary notwithstanding, at the request of the Canadian Borrower, the Canadian Administrative Agent may in its sole discretion (but shall have absolutely no obligation to), make Canadian Revolving Loans denominated in Canadian Dollars to the Canadian Borrower, on behalf of the Canadian Lenders, in amounts that exceeds Availability (any such excess Advances are herein referred to collectively as “Canadian Overadvances”); provided, that, (i) no such event or occurrence shall cause or constitute a waiver of the Canadian Administrative Agent’s or the Canadian Lenders’ right to refuse to make any further Canadian Overadvances or other Loans or issue Acceptances, as the case may be, at any time that an Canadian Overadvance exists, and (ii) no Canadian Overadvance shall result in a Default or an Event of Default for so long as the Canadian Administrative Agent permits such Canadian Overadvance to remain outstanding, but solely with respect to the amount of such Canadian Overadvance. In addition, Canadian Overadvances may be made even if a Default or an Event of Default exists, but may not be made if the conditions precedent set forth in Section 4.02 have not been satisfied (other than the conditions set forth in Section 4.02(b) and 4.02(c) (solely to the extent such lack of Availability is caused by Borrowing Base noncompliance)). All Canadian Overadvances shall be secured by the Liens in favor of the Administrative Agents in and to the Collateral and shall constitute Obligations hereunder. All Canadian Overadvances shall be Canadian Prime Rate Loans, shall bear interest at the rate set forth in Section 2.14(d) and shall be payable on the earlier of demand or the Maturity Date. The authority of the Canadian Administrative Agent to make Canadian Overadvances is limited to: (x) an aggregate amount not to exceed US$1,750,000 (or the equivalent thereof) at the time any such Canadian Overadvances is made, (y) Canadian Overadvances (whether borrowed on the same date or on different dates) may not be outstanding hereunder for a period of more than thirty days and (z) no Canadian Overadvance shall cause any Lender’s Canadian Credit Exposure to exceed its Canadian Commitment or the aggregate Canadian Credit Exposure of all Canadian Lenders to exceed the aggregate Canadian Commitments of all Lenders; provided that, the Required Canadian Lenders may at any time revoke the Canadian Administrative Agent’s authorization to make Canadian Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Canadian Administrative Agent’s receipt thereof.

(e)           Upon the making of a Protective Advance or an Overadvance by the US Administrative Agent or the Canadian Administrative Agent, as the case may be (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the applicable Administrative Agent has requested a Settlement with respect to such Protective Advance or Overadvance), such Administrative Agent shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each US Lender or Canadian Lender, as applicable, and each US Lender or Canadian Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance or Overadvance in proportion to its Applicable US Percentage or Applicable Canadian Percentage, as the case may be. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance or Overadvance purchased hereunder, the US Administrative Agent or the Canadian Administrative Agent, as the case may be, shall promptly distribute to such US Lender or such Canadian Lender, as the case may be, such Lender’s Applicable US Percentage or Applicable Canadian Percentage, as the case may be, of all payments of principal and interest and all proceeds of Collateral received by the applicable Administrative Agent in respect of such Protective Advance or Overadvance; provided that, any such payment so distributed shall be repaid to the US Administrative Agent or the Canadian Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded for any reason.

(f)            Each US Lender’s or Canadian Lender’s, as the case may be, funded portion of the US Revolving Loans or Canadian Revolving Loans, as the case may be, is intended by the relevant Lenders to be equal at all times to such Lender’s Applicable US Percentage or Applicable Canadian Percentage, as the case may be, of the outstanding US Revolving Loans or Canadian Revolving Loans, as the case may be. Notwithstanding such agreement, the Administrative Agents and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Loan Parties) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the US Revolving Loans and the Canadian Revolving Loans, as applicable, including the applicable Protective Advances and the applicable Overadvances, shall take place on a periodic basis as follows. The US Administrative Agent and the Canadian Administrative Agent shall request settlement (a “Settlement”) with the US Lenders or the Canadian Lenders, as applicable, on at least a weekly basis, or on a more frequent basis at either Administrative Agent’s election, by notifying the US Lenders or Canadian Lenders, as applicable, of such requested Settlement by telecopy, telephone, or e-mail no later than 1:00 p.m., New York City time, on the date of such requested Settlement (the “Settlement Date”). Each US Lender (other than the US Administrative Agent, in the case of the US Protective Advances and US Overadvances) shall transfer the amount of such Lender’s Applicable US Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the US Administrative Agent, to such account of the US Administrative Agent as the US Administrative Agent may designate, not later than 3:00 p.m., New York City time, on the Settlement Date applicable thereto. Each Canadian Lender (other than the Canadian Administrative Agent, in the case of the Canadian Protective Advances and Canadian Overadvances) shall transfer the amount of such Lender’s Applicable Canadian Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Canadian Administrative Agent, to such account of the Canadian Administrative Agent as the Canadian Administrative Agent may designate, not later than 3:00 p.m., New York City time, on the Settlement Date applicable thereto. Settlements may occur during the existence of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Any such amounts transferred to the US Administrative Agent shall be applied against the amounts of the applicable Loan and, together with the US Administrative Agent’s Applicable US Percentage of such US Protective Advance or US Overadvance, shall constitute US Revolving Loans of such US Lenders, respectively. Any such amounts transferred to the Canadian Administrative Agent shall be applied against the amounts of the applicable Loan and, together with the Canadian Administrative Agent’s Applicable Canadian Percentage of such Canadian Protective Advance or Canadian Overadvance, shall constitute Canadian Revolving Loans of such Canadian Lenders, respectively. If any such amount is not transferred to the applicable Administrative Agent by any relevant Lender on the Settlement Date applicable thereto, such Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at a rate equal to the greater of the daily average Federal Funds Effective Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to such Administrative Agent. If such amount is not made available to such Administrative Agent by such Lender within three US Business Days of such due date, such Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans (with respect to amounts owed to the US Administrative Agent (to the extent denominated in US Dollars) or the Canadian Administrative Agent) or Canadian Prime Rate Loans (with respect to amounts denominated in Canadian Dollars owed to the Canadian Administrative Agent), on demand.

SECTION 2.06       Swingline Loans.   (a)         Subject to the terms and conditions set forth herein, to the extent that there is more than one Lender (not including any Affiliate of any such Lender) at any time, the Swingline Lender agrees to make Swingline Loans to the US Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding US$7,500,000, (ii) the aggregate US Credit Exposures exceeding the aggregate US Commitments or (iii) the aggregate Credit Exposures exceeding the lesser of the aggregate Commitments and the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the US Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the US Borrower shall notify the US Administrative Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The US Administrative Agent will promptly advise the Swingline Lender of any such notice received from the US Borrower. The Swingline Lender shall make each Swingline Loan available to the US Borrower by means of a credit to the US Borrower Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.19(c), by remittance to the US Administrative Agent to be distributed to the US Lenders) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. In addition, the US Borrower hereby authorizes the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., New York City time, on each Business Day, make available to the US Borrower by means of a credit to the US Borrower Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that day (as determined based on notice from the US Administrative Agent).

(b)           The Swingline Lender may by written notice given to the US Administrative Agent not later than 9:00 a.m., New York City time, on any Business Day require the US Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which US Lenders will participate. Promptly upon receipt of such notice, the US Administrative Agent will give notice thereof to each US Lender, specifying in such notice such US Lender’s Applicable US Percentage of such Swingline Loan or Loans. Each US Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the US Administrative Agent, for the account of the Swingline Lender, such US Lender’s Applicable US Percentage of such Swingline Loan or Loans. Each US Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the US Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each US Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.08 with respect to Loans made by such US Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the US Lenders), and the US

Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the US Lenders. The US Administrative Agent shall notify the US Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the US Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the US Borrower (or other party on behalf of the US Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the US Administrative Agent; any such amounts received by the US Administrative Agent shall be promptly remitted by the US Administrative Agent to the US Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the US Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the US Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the US Borrower of any default in the payment thereof.

SECTION 2.07       Letters of Credit.   (a)         General. On and after the Effective Date, the Existing Letters of Credit will constitute Letters of Credit under this Agreement and for purposes hereof will be deemed to have been issued on the Effective Date. Subject to the terms and conditions set forth herein, the US Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the US Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the US Borrower to, or entered into by the US Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.   To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the US Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the US Administrative Agent (prior to 9:00 am, New York City time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the US Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the US Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$7,500,000, (ii) the aggregate US Credit Exposures shall not exceed the aggregate US Commitments and (iii) the aggregate Credit Exposures shall not exceed the lesser of the aggregate Commitments and the Borrowing Base.

(c)           Expiration Date.   Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)           Participations.   By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the US Lenders, the Issuing Bank hereby grants to each US Lender, and each US Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such US Lender’s Applicable US Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each US Lender hereby absolutely and unconditionally agrees to pay to the US Administrative Agent, for the account of the Issuing Bank, such US Lender’s Applicable US Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the US Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the US Borrower for any reason. Each US Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the US Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.   If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the US Borrower shall reimburse such LC Disbursement by paying to the US Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., New York City time, on the date that such LC Disbursement is made, if the US Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by the US Borrower prior to such time on such date, then not later than 11:00 a.m., New York City time, on (i) the Business Day that the US Borrower receives such notice, if such notice is received prior to 9:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the US Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than US$100,000, the US Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.06 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the US Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the US Borrower fails to make such payment when due, the US Administrative Agent shall notify each US Lender of the applicable LC Disbursement, the payment then due from the US Borrower in respect thereof and such US Lender’s Applicable US Percentage thereof. Promptly following receipt of such notice, each US Lender shall pay to the US Administrative Agent its Applicable US Percentage of the payment then due from the US Borrower, in the same manner as provided in Section 2.08 with respect to Loans made by such US Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the US Lenders), and the US Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the US Lenders. Promptly following receipt by the US Administrative Agent of any payment from the US Borrower pursuant to this paragraph, the US Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that US Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such US Lenders and the Issuing Bank as their interests may appear. Any payment made by a US Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the US Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.   The US Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the US Borrower’s obligations hereunder. Neither the US Administrative Agent, the US Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the US Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the US Borrower to the extent permitted by applicable law) suffered by the US Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.   The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the US Administrative Agent and the US Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the US Borrower of its obligation to reimburse the Issuing Bank and the US Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.   If the Issuing Bank shall make any LC Disbursement, then, unless the US Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the US Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the US Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any US Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such US Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank.   The Issuing Bank may be replaced at any time by written agreement among the US Borrower, the US Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The US Administrative Agent shall notify the US Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the US Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.   If any Event of Default shall occur and be continuing, on the Business Day that the US Borrower receives notice from the US Administrative Agent or the Required US Lenders (or, if the maturity of the Loans has been accelerated, US Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the US Borrower shall deposit in an account with the US Administrative Agent, in the name of the US Administrative Agent and for the benefit of the US Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest and fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the US Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the US Administrative Agent as collateral for the payment and performance of the Secured Obligations. The US Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the US Borrower hereby grants the US Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the US Administrative Agent and at the US Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the US Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the US Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of US Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the US Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the US Borrower within three Business Days after all such Defaults have been cured or waived.

SECTION 2.08       Funding of Borrowings.   (a)             Each US Lender and each Canadian Lender (with respect to US Borrower/Canadian Revolving Loans) shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., New York City time, to the account of the US Administrative Agent most recently designated by it for such purpose by notice to the US Lenders or Canadian Lenders, as applicable, in an amount equal to such US Lender’s Applicable US Percentage or such Canadian Lender’s Applicable Canadian Percentage, as applicable; provided that Swingline Loans shall be made as provided in Section 2.06. The US Administrative Agent will make such Loans available to the US Borrower by promptly crediting the amounts so received, in like funds, to the US Borrower Funding Account; provided that US Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.07(e) shall be remitted by the US Administrative Agent to the Issuing Bank and (ii) a US Protective Advance or US Overadvance shall be retained by the US Administrative Agent and applied to such reimbursement.

(b)           Each Canadian Lender shall make each US$ Canadian Revolving Loan or C$ Canadian Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Toronto time, to the account of the Canadian Administrative Agent most recently designated by it for such purpose by notice to the Canadian

Lenders in an amount equal to such Canadian Lender’s Applicable Canadian Percentage. The Canadian Administrative Agent will make such Loans available to the Canadian Borrower by promptly crediting the amounts so received, in like funds, to the Canadian Borrower Funding Account; provided that Canadian Revolving Loans made to refinance Canadian Protective Advances and Canadian Overadvances shall be retained by the Canadian Administrative Agent and applied to such reimbursement.

(c)           Unless the US Administrative Agent or the Canadian Administrative Agent, as the case may be, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to such Administrative Agent such Lender’s share of such Borrowing, such Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) or (b) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the relevant Administrative Agent, then the applicable Lender and the US Borrower or the Canadian Borrower, as applicable, severally agree to pay to such Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the relevant Borrower to but excluding the date of payment to such Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the US Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the US Borrower or the Canadian Borrower, as applicable, the interest rate applicable to ABR Loans (in the case of all Loans other than US$ Canadian Revolving Loans or C$ Canadian Revolving Loans), Canadian ABR Loans (in the case of US$ Canadian Revolving Loans) or Canadian Prime Rate Loans (in the case of C$ Canadian Revolving Loans), as applicable. If such Lender pays such amount to such Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.09       Interest Elections.   (a)       Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the US Borrower or the Canadian Borrower, as applicable, may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The US Borrower or the Canadian Borrower, as applicable, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the US Lenders or Canadian Lenders, as applicable, holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the US Borrower or the Canadian Borrower, as applicable, shall notify the US Administrative Agent (with respect to all Loans other than Canadian Revolving Loans made to the Canadian Borrower) or the Canadian Administrative Agent (with respect to all Canadian Revolving Loans made to the Canadian Borrower), as applicable, of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the US Administrative Agent or the Canadian Administrative Agent, as applicable, of a written Interest Election Request in a form approved by the relevant Administrative Agent and signed by such Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day or, with respect to US$ Canadian Revolving Loans and C$ Canadian Revolving Loans, a Canadian Business Day;

(iii)          whether such Borrowing is to be denominated in US Dollars or CDN Dollars;

(iv)          whether the resulting Borrowing is to be an ABR Borrowing, a Canadian ABR Borrowing, a Canadian Prime Rate Borrowing or a Eurodollar Borrowing; and

(v)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the US Administrative Agent or the Canadian Administrative Agent, as applicable, shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the US Borrower or the Canadian Borrower, as applicable, fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to (x) with respect to Borrowings by the US Borrower, an ABR Borrowing, (y) with respect to Borrowings by the Canadian Borrower of US$ Canadian Revolving Loans, a Canadian ABR Borrowing and (z) with respect to Borrowings by the Canadian Borrower of C$ Canadian Revolving Loans, a Canadian Prime Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the US Administrative Agent or the Canadian Administrative Agent, as applicable, at the request of the Required US Lenders or the Required Canadian Lenders, as applicable, so notifies the relevant Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing, a Canadian ABR Borrowing or a Canadian Prime Rate Borrowing, as applicable, at the end of the Interest Period applicable thereto.

SECTION 2.10       Termination and Reduction of Commitments. (a)  Unless previously terminated all Commitments shall terminate on the Maturity Date.

(b)           The US Borrower and the Canadian Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the US Administrative Agent of a cash collateral deposit (or at the discretion of the US Administrative Agent, a back up standby letter of credit satisfactory to the US Administrative Agent) equal to 105% of the LC Exposure as of such date plus accrued interest and fees and pursuant to documentation satisfactory to the US Administrative Agent), (iii) with respect to each outstanding Acceptance, the furnishing to the Canadian Administrative Agent of a cash collateral deposit equal to 105% of the face amount of such Acceptance as of such date plus accrued interest and fees and pursuant to documentation satisfactory to the Canadian Administrative Agent), (iv) the payment in full of the accrued and unpaid fees, and (v) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)           The US Borrower and the Canadian Borrower may from time to time reduce the US Commitments or the Canadian Commitments, as applicable; provided that (i) each reduction of the US Commitments or the Canadian Commitments, as applicable, shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$3,000,000 and (ii) neither Borrower shall reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.12, (i) the aggregate Canadian Credit Exposures would exceed the aggregate Canadian Commitments, (ii) the aggregate US Credit Exposures would exceed the aggregate US Commitments or (iii) the Aggregate Credit Exposures would exceed the lesser of the aggregate Commitments and the Borrowing Base.

(d)           The US Borrower or the Canadian Borrower shall notify the US Administrative Agent or the Canadian Administrative Agent, as applicable, of any election to terminate or reduce the US Commitments or Canadian Commitments under paragraph (b) or (c) of this Section at least three Business Days (or, with respect to a termination or reduction of the Canadian Commitments, three Canadian Business Days) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the relevant Administrative Agent shall advise the relevant Lenders of the contents thereof. Each notice delivered by either Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the US Commitments or Canadian Commitments delivered by either Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the relevant Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the US Commitments or Canadian Commitments shall be permanent. Each reduction of the US Commitments or the Canadian Commitments shall be made ratably among the US Lenders or Canadian Lenders, as applicable, in accordance with their respective US Commitments or Canadian Commitments, as applicable.

SECTION 2.11       Repayment and Amortization of Loans; Evidence of Debt. (a)  The US Borrower hereby unconditionally promises to pay (i) to the US Administrative Agent for the account of each US Lender or Canadian Lender, as applicable, the then unpaid principal amount of each US Revolving Loan and US Borrower/Canadian Revolving Loan on the Maturity Date, (ii) to the US Administrative Agent the then unpaid amount of each US Protective Advance on the earlier of the Maturity Date and demand by the US Administrative Agent, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a US Revolving Loan is made, the US Borrower shall repay all Swingline Loans then outstanding and (iv) to the US Administrative Agent the then unpaid principal amount of each US Overadvance on the earlier of the Maturity Date and the 30th day after such US Overadvance is made.

(b)           The Canadian Borrower hereby unconditionally promises to pay (i) to the Canadian Administrative Agent for the account of each Canadian Lender the then unpaid principal amount of each US$ Canadian Revolving Loan, C$ Canadian Revolving Loan and Acceptance Equivalent Loan on the Maturity Date, (ii) to the Canadian Administrative Agent the then unpaid amount of each

Canadian Protective Advance on the earlier of the Maturity Date and demand by the Canadian Administrative Agent and (iii) to the Canadian Administrative Agent the then unpaid principal amount of each Canadian Overadvance on the earlier of the Maturity Date and the 30th day after such Canadian Overadvance is made.

(c)           Each Borrower shall, jointly and severally, be obligated in respect of the aggregate principal amount of all Loans and other Secured Obligations, and the aggregate amount of credit available hereunder to either Borrower at any time shall be determined by taking into account all outstanding Credit Exposures, regardless of which Borrower may have received the proceeds of any Loans or the benefit of any Letters of Credit.

(d)           At all times that full cash dominion is in effect pursuant to Section 5.12, on each Business Day, at or before 2:00 p.m., New York City time, the  relevant Administrative Agent shall apply all immediately available funds credited to the Collection Account, first, to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and, second, without duplication, to prepay the Revolving Loans (including Swing Line Loans) and Acceptance Equivalent Loans and to cash collateralize outstanding LC Exposure as provided in Section 2.07(j) and outstanding Acceptance Exposure as provided in Section 2.04(p).

(e)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f)            The US Administrative Agent and the Canadian Administrative Agent, as applicable, shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the US Administrative Agent or the Canadian Administrative Agent, as applicable, hereunder for the account of the relevant Lenders and each relevant Lender’s share thereof.

(g)           The entries made in the accounts maintained pursuant to paragraph (e) or (f) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or either Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of either Borrower to repay the Loans in accordance with the terms of this Agreement.

(h)           Any US Lender or Canadian Lender, as applicable, may request that Loans made by it be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the US Administrative Agent or the Canadian Administrative Agent, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.12       Prepayment of Loans. (a)  The US Borrower and the Canadian Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.

(b)           In the event and on such occasion that (i) the aggregate US Credit Exposures exceeds the aggregate US Commitments, (ii) the aggregate Canadian Credit Exposures exceed the aggregate Canadian Commitments or (iii) the aggregate Credit Exposures exceed the lesser of (A) the aggregate Commitments or (B) the Borrowing Base, the US Borrower and/or the Canadian Borrower, as applicable, shall prepay and/or cash collateralize the Revolving Loans, LC Exposure, Acceptance Exposure and/or Swingline Loans as set forth in Section 2.12(d) in an aggregate amount equal to such excess.

(c)           If an Event of Default shall have occurred and be continuing, any Net Proceeds that are received by or on behalf of any Loan Party in respect of any Prepayment Event shall, immediately after such Net Proceeds are received by such Loan Party, be used by the US Borrower and/or the Canadian Borrower to prepay and/or cash collateralize the Obligations as set forth in Section 2.12(d) below in an aggregate amount equal to 100% of such Net Proceeds; provided that (i) to the extent any such Net Proceeds constitute Note Priority Collateral, such Net Proceeds shall be segregated in a separate account of the relevant Loan Party in accordance with the Senior Secured Notes Indenture until such time as such Net Proceeds (x) have been reinvested in assets constituting Note Priority Collateral or (y) are no longer required to be so segregated, in each case pursuant to the terms of the Senior Secured Notes Indenture; and provided, further, that any Net Proceeds which have not been reinvested and no longer constitute Note Priority Collateral shall, subject to the Intercreditor Agreement, be used to prepay and/or cash collateralize the Obligations as set forth in Section 2.12(d) below.

(d)           Subject to the limitations set forth above, the amounts set forth in Section 2.12(c) shall be applied, first, to prepay any Protective Advances and Overadvances that may be outstanding, pro rata and, second, without duplication, to prepay the Revolving Loans (including Swing Line Loans) and Acceptance Equivalent Loans without a corresponding reduction in the US Commitment or Canadian Commitment and to cash collateralize outstanding LC Exposure as provided in Section 2.07(j) and outstanding Acceptance Exposure as provided in Section 2.04(p).

(e)           The US Borrower or the Canadian Borrower, as applicable, shall notify the US Administrative Agent (and (x) in the case of Canadian Revolving Loans, the Canadian Administrative Agent and (y) in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, (iii) in the case of prepayment of a Canadian ABR Revolving Borrowing or a Canadian Prime Rate Borrowing, not later than 11:00 a.m., Toronto time, on the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Revolving Borrowing, the US Administrative Agent or the Canadian Administrative Agent, as applicable, shall advise the relevant Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

SECTION 2.13       Fees. (a)  The US Borrower agrees to pay to the US Administrative Agent for the account of each US Lender a commitment fee, which shall accrue at 0.30% per annum on the average daily amount of the Available US Commitment of such US Lender during the period from and including the Effective Date to but excluding the date on which the US Lenders’ US Commitments terminate. Accrued commitment fees shall be payable in arrears on the first day of each calendar month and on the date on which the US Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of each Canadian Lender a commitment fee, which shall accrue at 0.30% per annum on the average daily amount of the Available Canadian Commitment of such Canadian Lender during the period from and including the Effective Date to but excluding the date on which the Canadian Lenders’ Canadian Commitments terminate. Accrued commitment fees shall be payable in arrears on the first day of each calendar month and on the date on which the Canadian Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The US Borrower agrees to pay (i) to the US Administrative Agent for the account of each US Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such US Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such US Lender’s US Commitment terminates and the date on which such US Lender ceases to have any LC Exposure, and (ii) if there shall be more than one Lender which is not an affiliate of the Issuing Bank, to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the US Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the US Commitments terminate and any such fees accruing after the date on which the US Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)           The US Borrower agrees to pay to the US Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the US Borrower and the US Administrative Agent.

(e)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the US Administrative Agent or the Canadian Administrative Agent (or to the Issuing Bank, in the case of fees payable to it or, in the case of an Acceptance, the Acceptance Fee payable to the Canadian Lender) for distribution, in the case of commitment fees and participation fees, to the US Lenders or Canadian Lenders, as applicable. Fees paid shall not be refundable under any circumstances.

SECTION 2.14       Interest. (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Canadian ABR Borrowing shall bear interest at the Canadian ABR plus the Applicable Rate.

(c)           The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(d)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e)           Each US Protective Advance and each US Overadvance shall bear interest (which interest shall be for the account of the US Administrative Agent) at a rate per annum equal to the ABR plus the Applicable Rate plus 2%. Each Canadian Protective Advance and each Canadian Overadvance shall bear interest (which interest shall be for the account of the Canadian Administrative Agent) at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate plus 2%.

(f)            Notwithstanding the foregoing, if a Default or Event of Default under clauses (a), (b), (h) or (i)  of Article VII shall have occurred and be continuing, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(g)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan, Canadian ABR Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate or Canadian Prime Rate at times when the Alternate Base Rate or the Canadian Prime Rate, as applicable, is based on the rate set forth in clause (a) of each definition shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian ABR, Canadian Prime Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the US Administrative Agent or Canadian Administrative Agent, as applicable, and such determination shall be conclusive absent manifest error.

(i)            For the purposes of the Interest Act (Canada), in any case in which an interest or fee rate is stated in this Agreement to be calculated on the basis of a number of days that is other than the number in a calendar year, the yearly rate, to which such interest or fee rate is equivalent, is equal to such interest or fee rate multiplied by the actual number of days in the year in which the relevant interest or fee payment accrues and divided by the number of days used as the basis for such calculation.

SECTION 2.15       Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           either Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           either Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the US Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the US Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made (x) with respect to any US Revolving Loan or US Borrower/Canadian Revolving Loan, as an ABR Borrowing, (y) with respect to any US$ Canadian Revolving Loan, as a Canadian ABR Borrowing, or (z) with respect to any C$ Canadian Revolving Loan, as a Canadian Prime Rate Borrowing.

SECTION 2.16       Increased Costs. (a)  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)           impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the US Borrower or the Canadian Borrower, as applicable, will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Acceptances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the US Borrower or the Canadian Borrower, as applicable, will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the relevant Borrower and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that neither Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17       Break Funding Payments. In the event of (a) the prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the US Borrower or the Canadian Borrower, as applicable, pursuant to Section 2.20, then, in any such event, such Borrower shall compensate each US Lender or Canadian Lender, as applicable, for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the relevant Borrower and shall be conclusive absent manifest error. The US Borrower or the Canadian Borrower, as applicable, shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18       Taxes. (a)  Any and all payments by or on account of any obligation of either Borrower hereunder shall be made free and clear of and without deduction for or on account of any Indemnified Taxes or Other Taxes; provided that if either Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the US Administrative Agent, Canadian Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the US Borrower or the Canadian Borrower, as applicable, shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Each Borrower shall indemnify the US Administrative Agent, the Canadian Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the US Borrower or Canadian Borrower, as applicable, by a Lender or the Issuing Bank, or by the US Administrative Agent or Canadian Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by either Borrower to a Governmental Authority, such Borrower shall deliver to the US Administrative Agent or the Canadian Administrative Agent, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (with a copy to the applicable Administrative Agent), prior to the closing date, in the case of each Foreign Lender that is a signatory hereto, and on the date of assignment pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if reasonably requested by either of the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the applicable Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that such Foreign Lender is legally entitled to complete, execute and deliver such documentation and in such Foreign Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)            If either Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund or credit in respect of any Taxes or Other Taxes as to which it has been indemnified by the US Borrower or the Canadian Borrower, as applicable, or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of such Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Such Administrative Agent or Lender shall, at the Borrower’s written request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority. This Section shall not be construed to require either Administrative

Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

SECTION 2.19       Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Except as otherwise provided in Section 2.04(e), each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 11:00 a.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the US Administrative Agent or the Canadian Administrative Agent, as applicable, be deemed to have been received on the next succeeding Business Day (or Canadian Business Day, if applicable) for purposes of calculating interest thereon. All such payments (shall be made to the US Administrative Agent at its offices at 270 Park Avenue, New York, New York or the Canadian Administrative Agent at its offices at 200 Bay Street, Toronto, Ontario, as applicable, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.16, 2.17 or 2.18 and 9.03 shall be made directly to the Persons entitled thereto. Each Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day (or Canadian Business Day, if applicable), the date for payment shall be extended to the next succeeding Business Day (or Canadian Business Day, if applicable), and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in US Dollars or CDN Dollars, as applicable. At all times that full cash dominion is in effect pursuant to Section 7.3 of the US Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection as provided in Section 2.13(d).

(b)           Subject to the Intercreditor Agreement, any proceeds of Collateral received by the US Administrative Agent or the Canadian Administrative Agent, as applicable, (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the US Borrower or Canadian Borrower, as applicable), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.12) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.11(d)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agents so elect or the Required Lenders so direct, such funds shall be applied ratably, first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agents and the Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to (A)(x) prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably and  (y) pay an amount to the US Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and (B) pay an amount to the Canadian Administrative Agent equal to one hundred five percent (105%) of the face amount of all outstanding Acceptances, to be held as cash collateral for such Obligations, seventh, to payment of any amounts owing with respect to Banking Services Obligations and Swap Obligations owed to any Lender or any of their Affiliates, and eighth, to the payment of any other Secured Obligation due to the Administrative Agents or any Lender by either Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the US Borrower or the Canadian Borrower, as applicable, or unless a Default is in existence, neither either Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans, Canadian ABR Loans or Canadian Prime Rate Loans, as applicable, of the same Class and, in any event, such Borrower shall pay the break funding payment required in accordance with Section 2.17. The Administrative Agents and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)           At the election of the US Administrative Agent or the Canadian Administrative Agent, as applicable, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the US Borrower or the Canadian Borrower, as applicable,  pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the applicable Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the applicable Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.05 or 2.06, as applicable and (ii) the applicable Administrative Agent to charge any deposit account of such Borrower maintained with such Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other relevant Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other relevant Lenders to the extent necessary so that the benefit of all such payments shall be shared by the relevant Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by either Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to either Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against either Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)           Unless the US Administrative Agent or the Canadian Administrative Agent, as applicable, shall have received notice from the US Borrower or the Canadian Borrower, as applicable, prior to the date on which any payment is due to such Administrative Agent for the account of the US

Lenders, the Canadian Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, such Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to such Administrative Agent forthwith on demand the amount so distributed to such relevant Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it, then the US Administrative Agent or the Canadian Administrative Agent, as applicable, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.20       Mitigation Obligations; Replacement of US Lenders. If any Lender requests compensation under Section 2.16, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then:

(a)           such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) in the sole judgment of the Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender  (and each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment) ; provided that nothing in this Section 2.20(a) shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.18(a);

(b)           such Borrower may, at its sole expense and effort, require such Lender or any Lender that defaults in its obligation to fund Loans hereunder (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agents, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agents (and if a US Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the US Borrower and/or Canadian Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling either Borrower to require such assignment and delegation cease to apply.

SECTION 2.21       Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, either Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by either Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22       Determination of US Dollar Equivalent. (a)  No later than 1:00 P.M., New York City time, on each Calculation Date with respect to any C$ Canadian Revolving Loan, Acceptance or Acceptance Equivalent Loan, the US Administrative Agent shall determine the US Dollar Equivalent as of such Calculation Date with respect to such C$ Canadian Revolving Loan, Acceptance or Acceptance Equivalent Loan, as the case may be. The US Dollar Equivalent so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, except as otherwise provided, and shall for all purposes of this Agreement be the US Dollar Equivalent employed in converting any amounts between US Dollars and CDN Dollars.

(b)           No later than 5:00 P.M., New York City time, on each Reset Date, the US Administrative Agent shall determine the aggregate amount of the US Dollar Equivalent of the principal amounts of the C$ Canadian Revolving Loans and Acceptance Equivalent Loans then outstanding (after giving effect to any C$ Canadian Revolving Loans to be made or repaid on such date and any Acceptances then outstanding).

(c)           The US Administrative Agent shall promptly notify the Borrowers of each determination pursuant to this Section 2.22.

SECTION 2.23       Canadian Illegality. If any provision of this Agreement or any of the other Loan Documents would obligate the Canadian Borrower to make any payment of interest with respect to the Secured Obligations or other amount payable to either Administrative Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Canadian Administrative Agent or such Lender of interest with respect to the Secured Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Administrative Agent or such Lender of interest with respect to the Secured Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(i)            first, by reducing the amount or rates of interest required to be paid to the affected Administrative Agent or the affected Lender under this Section 2.23; and

(ii)           thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Administrative Agent or the affected Canadian Lender which would constitute interest with respect to the Secured Obligations for purposes of Section 347 of the Criminal Code (Canada).

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if either Administrative Agent or any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the affected Administrative Agent or the affected Canadian Lender, to obtain reimbursement from such Administrative Agent or such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Administrative Agent or such Lender to the Canadian Borrower. Any amount or rate of interest under the Secured Obligations referred to in this Section 2.23 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Commitment remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the Availability Period and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Administrative Agent shall be conclusive for the purposes of such determination.

ARTICLE III.

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agents, the Issuing Bank and the Lenders that:

SECTION 3.01       Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02       Authorization; Enforceability. The Transactions are within each Loan Party’s corporate (or other applicable) powers and have been duly authorized by all necessary organizational and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03       Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or any such approvals in connection with the Acquisition that are waived  under the Acquisition Agreement with the reasonable consent of the Administrative Agent and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04       Financial Condition; No Material Adverse Change. (a)  The US Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended February 28, 2005 and

February 28, 2006, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal month ended April 20, 2006 and for the portion of the fiscal year elapsed since February 28, 2006, certified by the chief financial officer of the US Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the US Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since February 28, 2006.

SECTION 3.05       Properties. (a)  As of the date of this Agreement, Schedule 3.05(a) sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except as could not reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and its Subsidiaries has marketable and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)           Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05(b), and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person.

SECTION 3.06       Litigation and Environmental Matters. (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07       Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08       Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09       Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No tax liens, other than liens for Taxes not yet due and payable or for Taxes that the Loan Parties are contesting in good faith through appropriate proceedings and for which an appropriate reserve has been established if required by GAAP, have been filed and, to the knowledge of the Loan Parties, no claims are being asserted with respect to any such taxes.

SECTION 3.10       ERISA. (a) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$2,500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$2,500,000 the fair market value of the assets of all such underfunded Plans.

(b)           Canadian Pension and Benefit Plan Matters. Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. All Canadian Pension Plans and Canadian Benefit Plans are and have been established, operated and administered, in all material respects, in compliance with applicable laws and the terms of such plans (including any applicable collective agreements) and there are no outstanding material defaults or violations thereunder. None of the Loan Parties has received a notice from any regulator concerning a wind up or potential wind up, in whole or in part, in respect of any Canadian Pension Plan. All material obligations of any Loan Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There are no outstanding suits, actions claims or proceedings concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans and to the Loan Parties’ knowledge none are reasonably expected to be asserted against any Canadian Pension Plan or Canadian Benefit Plan or the assets of any Canadian Pension Plan or Canadian Benefit Plan. Each of the Canadian Pension Plans is fully funded on a solvency basis and on a going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles). All employer and employee payments, contributions and premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been remitted or paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. The Canadian Borrower does not employ any employees outside of Canada. All post-retirement benefits, if any, under any Canadian Benefit Plan, have been properly set out in the applicable Loan Party’s financial statements.

SECTION 3.11       Disclosure. The Borrowers and Holdings have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the any Loan Party to either Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12       Material Agreements. All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness, except for any such default that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13       Solvency. (a)  Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)           No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14       Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The US Borrower and Holdings believe that the insurance maintained by or on behalf of the US Borrower and the Subsidiaries is adequate.

SECTION 3.15       Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the US Borrower of each and all of the US Borrower’s Subsidiaries (including the Canadian Borrower), (b) a true and complete listing of each class of each of the US Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the US Borrower  and each of its Subsidiaries (including the Canadian Borrower); provided that the US Borrower may supplement Schedule 3.15 by delivering such supplement in writing to the US Administrative Agent to reflect any changes to such schedule occurring after the Effective Date. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.16       Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the US Administrative Agent or the Canadian Administrative Agent, as applicable, for the benefit of the Administrative Agents and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except for Liens permitted by Section 6.02 (but without prejudice to the requirements set forth in the definitions of “Eligible Accounts” and “Eligible Inventory”).

SECTION 3.17       Labor Disputes. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages, vacation pay, severance or termination pay and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.18       Affiliate Transactions. Except as set forth on Schedule 3.18, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party (except that any such Persons may own stock in (but not exceeding 2.0% of the outstanding Equity Interests of) any publicly traded company that may compete with a Loan Party.

SECTION 3.19       Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or either Administrative Agent, the relevant Borrower will furnish to each Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

ARTICLE IV.

Conditions

SECTION 4.01       Effective Date. The obligations of the Lenders to make Loans and issue Acceptances and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Administrative Agents):

(a)           Credit Agreement and Loan Documents. The Administrative Agents (or their counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agents (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the other Loan Documents (including, among others, the US Security Agreement, the Canadian Security Agreement, the Loan Guaranty and the Intercreditor Agreement) and such other certificates, documents, instruments and agreements as the Administrative Agents shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.11 payable to the order of each such requesting Lender and written opinions of counsel to the Loan Parties, addressed to the Administrative Agents, the Issuing Bank and the Lenders, substantially in the form of Exhibit B-1 and Exhibit B-2.

(b)           Financial Statements and Projections. The Lenders shall have received (i) the audited consolidated financial statements of the US Borrower for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (ii) the unaudited interim consolidated financial statements of the US Borrower for each fiscal month and quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) the US Borrower’s most recent projected income statement, balance sheet and cash flows for the fiscal years ended February 28, 2007 through February 28, 2010, with the projected statements for the fiscal year ended February 28, 2007 to include projections on a quarterly basis.

(c)           Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agents shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long-form good standing certificate or the equivalent thereof for each Loan Party from its jurisdiction of organization.

(d)           No Default Certificate. The Administrative Agents shall have received a certificate, signed by the chief financial officer of the US Borrower, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agents.

(e)           Fees. The Lenders and the Administrative Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agents on or before the Effective Date.

(f)            Lien Searches. The Administrative Agents shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agents.

(g)           Pay-Off Letter. The Administrative Agents shall have received a satisfactory pay-off letter for all existing Indebtedness (including all Indebtedness under the Existing CIT Facility but excluding the Senior Secured Notes) to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral (other than Liens in respect of the Senior Secured Notes) will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h)           Funding Accounts. The Administrative Agents shall have received a notice setting forth the deposit accounts of the US Borrower (the “US Borrower Funding Account”) and the Canadian Borrower (the “Canadian Borrower Funding Account”) to which the US Lenders or the Canadian Lenders, as applicable, are authorized by the relevant Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)            Solvency. The Administrative Agents shall have received a solvency certificate from a Financial Officer.

(j)            Borrowing Base Certificate. The Administrative Agents shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of March 23, 2006.

(k)           Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Availability shall not be less than US$20,000,000.

(l)            Pledged Stock; Stock Powers; Pledged Notes. The applicable Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the US Security Agreement and the Canadian Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the US Administrative Agent or the Canadian Administrative Agent, as the case may be, pursuant to the US Security Agreement or the Canadian Security Agreement, as the case may be, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)          Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement or PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the US Administrative Agent or the Canadian Administrative Agent, as applicable, to be filed, registered or recorded in order to create in favor of such Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall have been filed or shall be in proper form for filing, registration or recordation.

(n)           Mortgages, etc. The US Administrative Agent or the Canadian Administrative Agent, as applicable, shall have received, with respect to each parcel of real property listed on Schedule 4.01(n) which is required, subject to the Intercreditor Agreement, to be subject to a Lien in favor of such Administrative Agent, each of the following, in form and substance reasonably satisfactory to such Administrative Agent:

(i)            a Mortgage on such property; and

(ii)           evidence that a counterpart of the Mortgage has been duly executed, acknowledged and delivered, in form suitable for filing and recording, as necessary to create a valid and enforceable second priority Lien in favor of such Administrative Agent for the benefit of itself and the Lenders, which Lien shall be second in priority to the Lien securing the Senior Secured Notes.

(o)           Transactions. The Transactions shall have been consummated in accordance with applicable law and the Acquisition Agreement and all other related documentation (without amendment, modification or waiver thereof which is materially adverse to the Lenders without the consent of the Administrative Agents). The capitalization, structure and equity ownership of each Loan Party after the Transactions shall be substantially as described in the Consent Solicitation Statement. The fees and expenses relating to the Transactions shall not exceed US$17,000,000.

(p)           Consent Solicitation Statement. The consent solicitation pursuant to the Consent Solicitation Statement shall have been approved by the relevant Holders (as defined in the Senior Secured Notes Indenture) on substantially the terms described in the Consent Solicitation Statement (without amendment, modification or waiver thereof which is materially adverse to the Lenders without the consent of the Administrative Agents).

(q)           Governmental and Third-Party Approvals. All governmental and material third party approvals necessary in connection with the Transactions, the financing contemplated hereby and the continuing operations of the Borrowers and their respective Subsidiaries (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, except for any such approvals in connection with the Acquisition that are waived under the Acquisition Agreement with the consent of the Administrative Agents and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing thereof or, any of the transactions contemplated hereby.

(r)            Insurance. The Administrative Agents shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agents and otherwise in compliance with the terms of Section 5.09.

(s)           Letter of Credit Application. The US Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.

(t)            Inventory Appraisals. The Administrative Agents shall have received and be reasonably satisfied with inventory appraisals to be specified by the Administrative Agents from appraisers reasonably satisfactory to the Administrative Agents. The appraisers shall be engaged directly by the Administrative Agents and shall have no direct or indirect interest, financial or otherwise, in the property or transaction.

(u)           Field Examinations. The Administrative Agents or their designees shall have conducted a reasonably satisfactory field examination of the accounts receivable, inventory and related working capital matters and financial information of the Borrowers and their Subsidiaries and of the related data processing and other systems.

(v)           Federal Regulations. The Borrowers shall have complied with all applicable requirements of Regulations T, U and X of the Board.

The Administrative Agents shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived by the Administrative Agents) at or prior to 2:00 p.m., New York City time, on August 8, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02       Each Credit Event. The obligation of each Lender to make a Loan or issue an Acceptance on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (other than in the case of representations or warranties qualified by materiality, in which case such representations and warranties shall be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the US Administrative Agent or the Canadian Administrative Agent, as applicable, or the Required US Lenders or the Required Canadian Lenders, as applicable, shall have determined not to make such Borrowing or instructed the Issuing Bank not to issue such Letter of Credit as a result of such Default.

(c)           After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V.

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01       Financial Statements; Borrowing Base and Other Information. The US Borrower will furnish to the Administrative Agents (to be made available by the Administrative Agents to each Lender):

(a)           within 90 days after the end of each fiscal year of the US Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other nationally recognized auditors (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the US Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b)           within 45 days after the end of each of the first three fiscal quarters of the US Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the US Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           within 20 days after the end of each fiscal month of the US Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, prepared and presented in the same form as the US Borrower’s existing practice for internally generated financial statements;

(d)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the US Borrower in substantially the form of Exhibit D  (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the US Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines and internal policies of such accounting firm);

(f)            as soon as available, but in any event not more than 30 days following the beginning of each fiscal year of the US Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of the US Borrower for the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agents, provided that such Projections to be delivered for the first fiscal year following the Effective Date shall present such plan and forecast on a quarterly basis for the first fiscal year following the Effective Date;

(g)           as soon as available but in any event within 20 days of the end of each calendar month (or, at any time when Average Monthly Availability is less than an amount equal to 15% of the Commitments at such time, within 3 days of the end of each calendar week) and at such other times as may be necessary to re-determine availability of Advances hereunder or as may be requested by the Administrative Agents, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith (including separate calculations of the Borrowing Base for each of the US Borrower and the Canadian Borrower), together with any additional reports with respect to the Borrowing Base as the Administrative Agents may reasonably request;

(h)           as soon as available but in any event within 20 days of the end of each calendar month (or, at any time when Average Monthly Availability is less than an amount equal to 15% of the Commitments at such time, within 3 days of the end of each calendar week) and at such other times as may be requested by the Administrative Agents, as of the period then ended, all delivered electronically in a text formatted file (not in an Adobe *.pdf file):

(i)            a detailed aging of the Loan Parties’ Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agents, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)           a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Administrative Agents, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agents have previously indicated to the Borrowers are deemed by the Administrative Agents to be appropriate and (2) reconciled to the Borrowing Base Certificate delivered as of such date; and

(iii)          a worksheet of calculations prepared by the US Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(i)            as soon as available but in any event within 20 days of the end of each calendar month (or, at any time when Average Monthly Availability is less than an amount equal to 15% of the Commitments at such time, within 3 days of the end of each calendar week) and at such other times as may be requested by the Administrative Agents, as of the period then ended, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a text formatted file (not in an Adobe *.pdf file);

(j)            promptly upon the US Administrative Agent’s or the Canadian Administrative Agent’s reasonable request:

(i)            copies of invoices in connection with the invoices issued by the Loan Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)           copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)          a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(k)           at any time as may be reasonably requested by the Administrative Agents, as of the period then ended, the US Borrower’s and Canadian Borrower’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(l)            as soon as possible and in any event within 20 days of filing thereof, copies of all tax returns filed by any Loan Party with the US Internal Revenue Service or Canadian tax authorities;

(m)          concurrently with the completion of the field examination conducted pursuant to Section 5.11, an updated customer list for the Borrowers and their Subsidiaries, which shall list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the US Borrower

(n)           within 20 days of the end of each fiscal year of the US Borrower, a certificate of good standing or the equivalent thereof for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;

(o)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrowers or any of their Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the US Borrower to its shareholders generally, as the case may be; and

(p)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrowers or any of their Subsidiaries, or compliance with the terms of this Agreement, as either Administrative Agent or any Lender may reasonably request.

SECTION 5.02       Notices of Material Events. The Borrowers will furnish to each Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of US$2,500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge in excess of US$2,500,000, or (vii) involves any product recall;

(c)           any Lien (other than Liens permitted under Section 6.02) against any of the Collateral;

(d)           any loss, damage, or destruction to the Collateral in the amount of US$2,500,000 or more, whether or not covered by insurance;

(e)           any and all default notices received under or with respect to any leased location or public warehouse where material Collateral or any Collateral then included in the Borrowing Base is located (which shall be delivered within five Business Days after receipt thereof);

(f)            all material amendments to the Acquisition Documentation, together with a copy of each such amendment;

(g)           the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);

(h)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the US Borrower and its Subsidiaries in an aggregate amount exceeding US$2,500,000;

(i)            the occurrence of any event or receipt of any notice in respect of clauses (iii) through (vi) of Section 5.15(c); and

(j)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the US Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03       Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04       Payment of Obligations. Each Loan Party will, and will cause each  Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05       Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06       Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by either Administrative Agent (including employees of either Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by either Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Administrative Agents, after exercising their rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agents and the Lenders.

SECTION 5.07       Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08       Use of Proceeds. The proceeds of the Loans and the Acceptances will be used only to finance a portion of the Transactions and for general corporate purposes, including acquisitions permitted under this Agreement. No part of the proceeds of any Loan or any Acceptance and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09       Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A+ by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon the reasonable request of either Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10       Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with Section 2.12(c).

SECTION 5.11       Appraisals and Field Examinations. At any time that either Administrative Agent reasonably requests, the Borrowers and their respective Subsidiaries will provide such Administrative Agent with (i) appraisals or updates thereof of their Inventory and/or (ii) field examinations, in each case from an appraiser selected and engaged by such Administrative Agent, and prepared on a basis reasonably satisfactory to such Administrative Agent, such appraisals and updates and field examinations to include, without limitation, information required by applicable law and regulations; provided, that (A) not more than one field examination and one inventory appraisal per year will be conducted; provided, further that there shall be no limitation on the number or frequency of field examinations or inventory appraisals if a Default shall have occurred and be continuing or if Average Monthly Availability is less than an amount equal to 15% of the Commitments at such time and (B) each such field examination and inventory appraisal shall be at the sole expense of the Loan Parties.

SECTION 5.12       Securities Account Control Agreements; Deposit Account Control Agreements; Depository Banks. (a)  Within 60 days after the Effective Date, the Borrowers shall provide to the US Administrative Agent or the Canadian Administrative Agent, as applicable, a Deposit Account Control Agreement or Securities Account Control Agreement, duly executed on behalf of each financial institution holding a deposit account or securities account of a Loan Party as set forth in the US Security Agreement or the Canadian Security Agreement, as applicable. Thereafter, the Borrowers shall provide to the applicable Administrative Agent, upon such Administrative Agent’s request, a Deposit Account Control Agreement or Securities Account Control Agreement duly executed on behalf of each financial institution holding a deposit account or securities account of a Loan Party as set forth in the US Security Agreement or the Canadian Security Agreement, as applicable. At any time when Average Monthly Availability is less than an amount equal to 15% of the Commitments at such time, any proceeds received by a Loan Party with respect to any Collateral and any other funds, instruments or other property otherwise received a Loan Party shall be deposited into a deposit account or a securities account subject to a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, which will be swept on a daily basis into a blocked account with the applicable Administrative Agent, and such funds shall be applied toward the prepayment of the Loans hereunder; provided that (i) to the extent any such funds constitute Note Priority Collateral, such funds shall be segregated from all other accounts of the relevant Loan Party in accordance with the Senior Secured Notes Indenture until such time as such funds (x) have been reinvested in assets constituting Note Priority Collateral or (y) are no longer required to be so segregated, in each case pursuant to the terms of the Senior Secured Notes Indenture; and provided, further, that any such funds which are no longer required to be segregated in accordance with clause (y) above shall, subject to the Intercreditor Agreement, be applied toward the prepayment of the Loans hereunder. The Borrowers and each of their respective Subsidiaries will maintain the US Administrative Agent or the Canadian Administrative Agent, as appropriate, as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

(b)           Upon the US Administrative Agent’s receipt of, and satisfaction with, a certificate of a Financial Officer certifying that Availability shall have exceeded an amount equal to 15% of the Commitments at such time for a period of at least 30 consecutive days (and setting forth in reasonable detail the relevant calculations in support thereof), any such funds or amounts received by a Loan Party and so deposited shall not be required to be applied toward the prepayment of the Loans as set forth in clause (a) above until such time as Average Monthly Availability is again less than an amount equal to 15% of the Commitments at such time, in which case clause (a) above shall take effect.

SECTION 5.13       Additional Collateral; Further Assurances. (a)  Subject to applicable law, each of the Borrowers and each of their respective Subsidiaries that is a Loan Party shall cause each of its wholly-owned United States Subsidiaries and Canadian Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) in accordance with the terms of the Intercreditor Agreement, will grant Liens (on a first lien or second lien basis, as applicable) to the US Administrative Agent and/or the Canadian Administrative Agent, as applicable, for the benefit of the Administrative Agents and the Lenders, in any property of such Loan Party which constitutes Collateral, including any parcel of real property having a fair market value in excess of US$2,500,000 (or which is subject to a Lien securing the Senior Secured Notes) and located in the US or Canada owned by any Loan Party; provided that, no Canadian Subsidiary will be required to become a Loan Party hereunder if (x) such action could reasonably be expected to cause the undistributed earnings of such Canadian Subsidiary as determined for US federal income tax purposes to be treated as a deemed dividend to such Canadian Subsidiary’s US parent and (y) it is not required to become a guarantor of the Senior Secured Notes pursuant to the terms of the Senior Secured Notes Indenture.

(b)           The Borrowers and each of their respective Subsidiaries that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its United States Subsidiaries and Canadian Subsidiaries which are Loan Parties and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for US federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s US parent and (2) could not reasonably be expected to cause any material adverse tax consequences, in which case such Foreign Subsidiary shall also become a Loan Guarantor pursuant to clause (a) above) of the issued and outstanding Equity Interests in each other Foreign Subsidiary (other than the Equity Interests of any Canadian Subsidiary pledged pursuant to clause (i) above) directly owned by the Borrowers or any of their domestic Subsidiaries to be subject at all times to a first priority or second priority  perfected Lien in favor of the US Administrative Agent or the Canadian Administrative Agent, as applicable, pursuant to the terms and conditions of the

Intercreditor Agreement, the other Loan Documents or other security documents as the relevant Administrative Agent shall reasonably request. Notwithstanding anything herein to the contrary, in the event that any Equity Interests of any Subsidiary are pledged to secure the Senior Secured Notes on a first priority basis, such Equity Interests shall be required to be pledged to secure the Secured Obligations on a second priority basis.

(c)           Without limiting the foregoing, each Loan Party will, and will cause each wholly-owned Subsidiary (other than any Inactive Subsidiary) to, execute and deliver, or cause to be executed and delivered, to the relevant Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which such Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d)           If any material assets (including any real property or improvements thereto or any interest therein having a fair market value in excess of US$2,500,000 or which is subject to a Lien securing the Senior Secured Notes) are acquired by either Borrower or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreements that become subject to the Lien in favor of the applicable Administrative Agent upon acquisition thereof), the relevant Borrower will notify the Administrative Agents and the Lenders thereof, and, if requested by either Administrative Agent or the Required Lenders, the relevant Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations (on a first priority or second priority basis, consistent with the Intercreditor Agreement) and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the relevant Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e)           On and after any date on which an Event of Default shall have occurred and be continuing, if requested by either Administrative Agent or the Required Lenders, the relevant Borrower will provide, and cause the relevant Subsidiary Loan Party to provide, the New York Mortgage, together with such other related documents and legal opinions as such Administrative Agent may reasonably request, within 30 days of such request.

SECTION 5.14       Environmental Laws. Holdings, the Borrowers and their respective Subsidiaries shall:

(a)           Comply in all material respects with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c)           Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability to Holdings, either Borrower or any of their Subsidiaries or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, Holdings, the Borrower or any of their Subsidiaries.

SECTION 5.15       Canadian Pension Plans. (a)  For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, the Loan Parties shall operate and administer in all respects, such plans in compliance with applicable laws and the terms of such plans and shall maintain all necessary governmental approvals which are material in respect of the operation of the Canadian Pension Plans or Canadian Benefit Plans and in a timely fashion comply with and perform in all material respects all of their obligations under and in respect of such Canadian Pension Plans or Canadian Benefit Plans, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).

(b)           All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be remitted or paid by the Loan Parties in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(c)           The Loan Parties shall deliver to the Canadian Administrative Agent (i) copies of each annual return and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that Loan Parties may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; (iii) notification within 30 days of any increases having a cost to the Loan Parties in excess of 25% of the Loan Parties’ contributions for the most recently completed fiscal year in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which Loan Parties were not previously contributing; (iv) any default or violation under any Canadian Pension Plan or Canadian Benefit Plan or applicable law or any suit, action, claim or proceeding commenced or threatened in respect of any Canadian Pension Plan or Canadian Benefit Plan or the assets of either that might result in any liability, payment or tax, fine or penalty; (v) any change in the funding or contribution requirements for any Canadian Pension Plan or Canadian Benefit Plan, which could reasonably be expected, whether taken individually or in the aggregate, to have a Material Adverse Effect; (vi) any notice or proposal to terminate or wind up, in whole or in part, any Canadian Pension Plan that could result in any liability, payment, fine or penalty or which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16       Post-Closing Covenants. (a)  Within 60 days after the Effective Date or such longer period as the Administrative Agents shall agree, the Administrative Agents shall have received:

(i)            a Collateral Access Agreement with respect to each leased property on which Inventory is located, provided that in the event that such Collateral Access Agreements are not received on or prior to such date, the Administrative Agents shall establish any appropriate reserves therefor in their Permitted Discretion; and

(ii)           with respect to each Mortgage delivered pursuant to Section 4.01(o), (i) evidence that a counterpart of the Mortgage has been recorded in the place necessary to create a valid and enforceable second priority Lien in favor of such Administrative Agent for the benefit of itself and the Lenders, which Lien shall be second in priority to the Lien securing the Senior Secured Notes, (ii) an ALTA or other mortgagee’s title policy which does not contain a general survey exception, (iii) an opinion of counsel in the state or province in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to such Administrative Agent and (iv) such other information, documentation, and certifications as may be reasonably required by such Administrative Agent.

(b)           Within 30 days after the Effective Date, the Administrative Agents shall have received the executed estoppel letters of Astenjohnson, Inc., Dell Financial Services Canada Ltd. and Xerox Canada Ltd.

(c)           Within five Business Days after the Effective Date, the Administrative Agents shall have received:

(i)            the executed legal opinion of local counsel to the Loan Parties in Virginia, in form and substance reasonably satisfactory to the Administrative Agents;

(ii)           a Borrowing Base Certificate which calculates the Borrowing Base as of the last day of the month immediately preceding the Effective Date; and

(iii)          a true and complete customer list.

ARTICLE VI.

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01       Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)           the Secured Obligations;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)           Indebtedness of either Borrower to any Subsidiary and of any Subsidiary to either Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to either Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of either Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a  Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the relevant Administrative Agent;

(d)           Guarantees by either Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of either Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by either Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations on terms reasonably satisfactory to the US Administrative Agent;

(e)           Indebtedness of either Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed US$3,000,000 at any time outstanding;

(f)            Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b) and (e) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with any such extension, refinancing or renewal, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party other than products and proceeds thereof, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted life to maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not materially less favorable when taken as a whole to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are not materially less favorable when taken as a whole to the Administrative Agents and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g)           Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(h)           Indebtedness of either Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)            Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed US$5,000,000 at any time outstanding;

(j)            (i) (x) Indebtedness of the US Borrower in respect of the Senior Secured Notes in an aggregate principal amount not to exceed US$162,000,000 plus the amount of any additional notes issued pursuant to the Senior Secured Notes Indenture (not to exceed US$5,000,000 in aggregate principal amount) and (y) Indebtedness (in the form of Guarantees) of any other Loan Party in respect of the Senior Secured Notes and (ii) Permitted Refinancing Indebtedness in respect thereof;

(k)           Indebtedness under Pulp Hedging Contracts and Energy Hedging Contracts or under other similar hedging agreements to purchase raw materials not entered into for speculative purposes; and

(l)            other unsecured Indebtedness in an aggregate principal amount not exceeding US$2,500,000 at any time outstanding.

SECTION 6.02       Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to any Loan Document;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of either Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or such Subsidiary other than products or proceeds thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)           Liens on fixed or capital assets acquired, constructed or improved by either Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or such Subsidiary other than products or proceeds thereof;

(e)           any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by either Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party other than products or proceeds thereof and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)            Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g)           Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(h)           Liens granted by a Subsidiary that is not a Loan Party in favor of either Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i)            Liens in respect of non-exclusive licenses of intellectual property of any Loan Party or its Subsidiaries in the ordinary course of business;

(j)            Precautionary financing statements in connection with operating leases with respect to a lessor’s rights in and to personal property leased to Borrower or any Subsidiary in the ordinary course of business; and

(k)           Liens securing the Senior Secured Notes in accordance with the provisions of the Intercreditor Agreement.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clauses (a) and (f) of the definition of Permitted Encumbrance and clause (a) above and (2) Inventory, other than those permitted under clauses (a), (b) and (f) of the definition of Permitted Encumbrance and clause (a) above.

SECTION 6.03       Fundamental Changes. (a)  No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the US Borrower may merge into the US Borrower in a transaction in which the US Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary that is a Loan Party, is or becomes a Subsidiary that is a Loan Party concurrently with such merger and (iii) any  Subsidiary that is not a Loan Party may liquidate or dissolve if the US Borrower determines in good faith that such liquidation or dissolution is in the best interests of the US Borrower and is not materially disadvantageous to the US Lenders; provided that (i) any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (ii) for the avoidance of doubt, Permitted Acquisitions shall be permitted hereunder.

(b)           No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their respective Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto or within the same industry in which their business is currently conducted.

(c)           Holdings will not engage in any business or activity other than (i) the ownership of all the outstanding shares of capital stock of the US Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (iv) the execution and delivery of the Loan Documents to which it is a party, the Acquisition Agreement and the performance of its obligations thereunder, (v) making payments or entering into agreements or other arrangements with respect to the Restricted Payments permitted to be made to Holdings pursuant to Section 6.08, (vi) the sale and issuance of Equity Interests and Indebtedness, (vii) activities related to the Senior Secured Notes and (viii) activities incidental to the businesses or activities described in clauses (i) through (vii) of this clause (c).

(d)           No Inactive Subsidiary shall engage in any business or activity other than (i) paying taxes, (ii) preparing reports to Governmental Authorities and to its shareholder and (iii) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure.

SECTION 6.04       Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)           Permitted Investments, subject to control agreements to the extent required by the US Security Agreement or Canadian Security Agreement, as applicable;

(b)           investments in existence on the date of this Agreement and described in Schedule 6.04;

(c)           investments by Holdings in the US Borrower and by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the relevant Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.12) and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed US$2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)           loans or advances made by either Borrower to any Subsidiary and made by any Subsidiary to either Borrower or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the relevant Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed US$2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)           Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed US$2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)            loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of US$500,000 in the aggregate at any one time outstanding;

(g)           subject to Section 5.8 of the US Security Agreement and Section 8 of the Canadian Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts so long as no Default or Event of Default has occurred or is continuing or would result therefrom;

(h)           investments in the form of Swap Agreements permitted by Section 6.07;

(i)            investments of any Person existing at the time such Person becomes a Subsidiary of either Borrower or consolidates or merges with either Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j)            investments or acquisitions resulting from the receipt of assets which are disposed of pursuant to a disposition permitted by Section 6.05;

(k)           Permitted Acquisitions;

(l)            investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(m)          the purchase of pulp or similar raw materials, or electricity, natural gas or other energy sources, and investments pursuant to Pulp Hedging Contracts and Energy Hedging Contracts not entered into for speculative purposes; and

(n)           other investments in an aggregate amount not to exceed US$5,000,000 during the term of this Agreement.

SECTION 6.05       Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will either Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to either Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)           sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)           sales, transfers and dispositions to either Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)           sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)           sales, transfers and dispositions of investments permitted by clauses (i) and (k) of Section 6.04;

(e)           sale and leaseback transactions permitted by Section 6.06;

(f)            dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the US Borrower or any Subsidiary;

(g)           licenses of intellectual property of any Loan Party in the ordinary course of business;

(h)           leases or subleases of real property in connection with the construction of a power-generating facility on such real property in order to supply power to the US Borrower and/or its Subsidiaries; and

(i)            sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (i) shall not exceed US$5,000,000 during any fiscal year of the US Borrower;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value.

SECTION 6.06       Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by either Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07       Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which either Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrowers or any of their respective Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, from floating to fixed rates or otherwise) with respect to any interest-bearing liability or investment of either Borrower or any Subsidiary.

SECTION 6.08       Restricted Payments; Certain Payments of Indebtedness. (a)  No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrowers and each Subsidiary may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to any preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the US Borrower may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to Parent, in order to permit Holdings or Parent to pay for, or discharge any promissory note in respect of, the repurchase, retirement or other acquisition or retirement for value of any equity interests of Parent, Holdings or the US Borrower held by any future, present or former employee, director or consultant pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, not exceeding US$5,000,000 during any fiscal year (with unused amounts in any calendar year being permitted to be carried over to the next succeeding calendar year); (iv) the US Borrower may pay management fees pursuant to the Sponsor Management Agreement so long as such fees are permitted to be paid under Section 6.09; (v) the US Borrower may make Restricted Payments to Holdings in an aggregate amount not to exceed US$20,000,000 in order to permit Holdings to make contingent payments to former stockholders of Holdings as additional consideration for the Acquisition pursuant to the Acquisition Agreement and to permit Holdings to make other payments in respect of adjustments to the merger consideration specified in the Acquisition Agreement; (vi) the US Borrower and its Subsidiaries may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to Parent, in order to permit Holdings and Parent to pay (A) the tax liability for each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings and Parent attributable to Parent, Holdings, the US Borrower or its Subsidiaries, determined as if the US Borrower and its Subsidiaries filed separately, (B) operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including without imitation administrative, legal, accounting and similar expenses provided by third parties and insurance premiums for directors and officers liability insurance) and (C) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence; (vii) each Subsidiary of the US Borrower may pay fees and expenses to the US Borrower for certain management services (including without limitation marketing, human resources and payroll and other financial services) provided by the US Borrower to such Subsidiary in accordance with the terms of the applicable Cellu Tissue Management Agreement; (viii) each Subsidiary of the US Borrower may pay fees and expenses to the US Borrower for certain group purchasing services provided by the US Borrower in accordance with the terms of the applicable Cellu Tissue Purchasing Agreement; (ix) the US Borrower may make Restricted Payments to Holdings in any fiscal year, and Holdings may make Restricted Payments to Parent, in order to redeem or repurchase the capital stock of Parent, Holdings or Borrower with 50% of Excess Cash Flow in an amount not to exceed, in the aggregate, 50% of Excess Cash Flow for the immediately proceeding year so long as at the time of such redemption or repurchase, there are no Loans outstanding under this Agreement; and (x) commencing with the fiscal year ending February 28, 2007, and each fiscal year thereafter, the US Borrower may make Restricted Payments to Holdings, and Holdings may make restricted Payments to Parent, up to an amount equal to 50% of Net Income (as defined below) for the period (treated as one accounting period) from the original issuance date of the Senior Secured Notes to the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements have been delivered to the US Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b), provided that immediately prior to and after giving effect to such Restricted Payment, (A) no Loans shall be outstanding, (B) Availability shall be at least US$10,000,000 after giving effect to such payment and (C) no Default or Event of Default shall have occurred and be continuing and the US Administrative Agent shall have received a certificate from a Financial Officer certifying compliance with the foregoing. For purposes of clause (x) above, “Net Income” means, for any period, Net Income plus (or minus) (I) any gain (or loss) realized upon the sale or other disposition of any property permitted under this Agreement that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized up on the sale or other disposition of any equity securities of any Person permitted under this Agreement, (II) any extraordinary gain (or extraordinary loss) and (III) the cumulative effect of a change in accounting principles.

(b)           No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)            payment of Indebtedness created or permitted under the Loan Documents, other than Subordinated Indebtedness, provided that (x) Availability shall be at least US$10,000,000 after giving effect to such payment and (y) pro forma Availability for each of the 90 days following such payment shall be at least US$10,000,000 after giving effect to such payment;

(ii)           payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness (including the Senior Secured Notes), other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)          refinancings of Indebtedness to the extent permitted by Section 6.01 or financed with the Net Proceeds of any issuance of common stock by Holdings;

(iv)          subject to the Intercreditor Agreement, payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(v)           payment of the consent fee payable in connection with the Consent Solicitation.

SECTION 6.09       Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among either Borrower and any Subsidiary not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of either Borrower or any Subsidiary who are not employees of either Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the US Borrower or its Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the US Borrower’s board of directors, (i) so long as no Event of Default has occurred and is continuing, the payment of management, consulting and advisory fees to the Sponsor pursuant to the Sponsor Management Agreement in an amount not to exceed US$450,000 in any fiscal year, provided that during the continuance of any such Event of Default, such fees shall continue to accrue and shall be permitted to be paid at such time as such Event of Default has been cured and (j) any contribution to the capital of Holdings by the Sponsor or any purchase of Equity Interests of Holdings by the Sponsor.

SECTION 6.10       Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the US Borrower or any other Subsidiary or to Guarantee Indebtedness of the US Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 including the Senior Secured Notes Indenture (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and any Permitted Refinancing Indebtedness (so long as the applicable restriction in the documentation for the Permitted Refinancing Indebtedness is not materially more restrictive, when taken as a whole, than the applicable restrictions in the Senior Secured Notes), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11       Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a)  any agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, (c) the Senior Secured Notes Indenture or any document executed in connection therewith and (d) the Acquisition Documentation; provided, that  with respect to clause (b), (c) or (d) above, such prohibition shall only apply to the extent that any such amendment, modification or waiver would be materially adverse to the interests of the Lenders.

SECTION 6.12       Fixed Charge Coverage Ratio. The Borrower will not permit, at any time when Average Monthly Availability is less than an amount equal to 15% of the Commitments at such time, the Fixed Charge Coverage Ratio at the end of any fiscal month to be less than 1.0:1.0.

SECTION 6.13       Changes in Fiscal Periods. The US Borrower shall not permit the fiscal year of the US Borrower to end on a day other than February 28 or change the US Borrower’s method of determining fiscal quarters.

ARTICLE VII.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           either Borrower shall fail to pay any principal of any Loan, Acceptance Obligation or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           either Borrower shall fail to pay any interest on any Loan, Acceptance Obligation or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary (other than an Inactive Subsidiary) in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) ten days after the earlier of knowledge by a Financial Officer of such breach or notice thereof from the US Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or (ii) 20 days after the earlier of such breach or notice thereof from the US Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f)            any Loan Party or any Subsidiary (other than an Inactive Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, winding up or other relief in respect of a Loan Party or any Subsidiary of any Loan Party (other than an Inactive Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership, winding up or similar law now or hereafter in effect or (ii) the appointment of a receiver, manager, receiver-manager, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party (other than an Inactive Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Loan Party or any Subsidiary of any Loan Party (other than an Inactive Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, manager, receiver-manager, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party (other than an Inactive Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Loan Party or any Subsidiary of any Loan Party (other than an Inactive Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of US$2,500,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party (other than an Inactive Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party (other than an Inactive Subsidiary) to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party (other than an Inactive Subsidiary) shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrowers and their respective Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(m)          the occurrence of any event or events set out in clauses (iii) through (vi) of Section 5.15(c) that alone or together in the opinion of the Administrative Agents could reasonably be expected to result in a Material Adverse Effect;

(n)           a Change in Control shall occur;

(o)           the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(p)           the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(q)           any Collateral Document shall for any reason fail to create a valid and perfected first or second priority security interest (in accordance with the Intercreditor Agreement)  in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or

(r)            any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to either Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agents may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans and Acceptances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and Acceptances so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to either Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans and Acceptances then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agents may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to such Administrative Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.

ARTICLE VIII.

The Administrative Agents

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the US Administrative Agent as its agent and authorizes the US Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the US Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints the Canadian Administrative Agent as its agent and authorizes the Canadian Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Canadian Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the US Administrative Agent hereunder shall have the same rights and powers in its capacity as a US Lender as any other US Lender and may exercise the same as though it were not the US Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the US Administrative Agent hereunder. The bank serving as the Canadian Administrative Agent hereunder shall have the same rights and powers in its capacity as a Canadian Lender as any other Canadian Lender and may exercise the same as though it were not the Canadian Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Canadian Administrative Agent hereunder.

Neither the US Administrative Agent nor the Canadian Administrative Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Administrative Agent shall  be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Administrative Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such US Administrative Agent is required to exercise in writing as directed by the Required Lenders, the Required US Lenders or the Required Canadian Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), as applicable, and (c) except as expressly set forth in the Loan Documents, neither Administrative Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as US Administrative Agent, Canadian Administrative Agent or any of its Affiliates in any capacity. Neither Administrative Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, the Required US Lenders or the Required Canadian Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), as applicable, or in the absence of its own gross negligence or willful misconduct. Neither Administrative Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Administrative Agent by either Borrower or a Lender, and neither Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent.

Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Administrative Agent may consult with legal counsel (who may be counsel for either Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Administrative Agent. Each Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of either Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Administrative Agent.

Subject to the appointment and acceptance of a successor US Administrative Agent or Canadian Administrative Agent, as the case may be, as provided in this paragraph, each Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required US Lenders or the Required Canadian Lenders, as applicable, shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required US Lenders or Required Canadian Lenders, as applicable, and shall have accepted such appointment within 30 days after the retiring US Administrative Agent or Canadian Administrative Agent, as the case may be, gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor US Administrative Agent or Canadian Administrative Agent, as the case may be, which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as US Administrative Agent or Canadian Administrative Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Administrative Agent, and such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor US Administrative Agent or Canadian Administrative Agent, as the case may be, shall be the same as those payable to its predecessor unless otherwise agreed between either Borrower and such successor. After the US Administrative Agent’s or the Canadian Administrative Agent’s, as the case may be, resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as US Administrative Agent or Canadian Administrative Agent, as the case may be.

Each Lender acknowledges that it has, independently and without reliance upon either Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of each Administrative Agent; (b) each Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that each Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement (provided, that each Administrative Agent shall be permitted to share any such Report with the Borrowers in its reasonable discretion); and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold each Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE IX.

Miscellaneous

SECTION 9.01     Notices. (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)            if to any Loan Party, to the US Borrower at:

3440 Francis Road
Alpharetta, Georgia 30004
Attention: Chief Financial Officer
Telecopy: (678) 393-2657

(ii)           if to the US Administrative Agent, the Issuing Bank or the Swingline Lender, to

JPMorgan Chase Bank, N.A.
120 S. LaSalle St., 8th Floor
Chicago, IL 60603
Attention:  Michael Culbertson
Telecopy:  (312) 661-9604

with a copy to:

JPMorgan Chase Bank, N.A.
One Chase Square, Tower 25
Rochester, NY 14643
Attention:  John Hariaczyi
Telecopy: (585) 258-7440

(iii)          if to the Canadian Administrative Agent, to JPMorgan Chase Bank, N.A., Toronto Branch at:

200 Bay Street, Suite 1800
Toronto, Ontario M5J 2J2
Attention:  Funding Office
Telecopy:  (416) 981-9174

(iv)          if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the relevant Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the relevant Administrative Agent and the applicable Lender. Each Administrative Agent or the US Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02        Waivers; Amendments. (a)  No failure or delay by either Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agents, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the relevant Administrative Agent(s) and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the US Commitment or Canadian Commitment of any Lender without the written consent of such Lender (provided, that the US Administrative Agent may make Protective Advances and Overadvances as set forth in Section 2.05), (B) reduce or forgive the principal amount of any Loan, Acceptance Obligation or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan, Acceptance Obligation or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) change Section 2.19(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Super-Majority Lenders, (F) change any of the provisions of this Section or the definition of “Required Lenders”, “Required US Lenders” or “Required Canadian Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, US Lender or Canadian Lender, as applicable, (G) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (H) permit any Loan Party to assign its rights under the Loan Documents, without the written consent of each Lender, or (I) except as provided in clauses (d) and (e) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the US Administrative Agent, the Canadian Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the US Administrative Agent, the Canadian Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. The US Administrative Agent and the Canadian Administrative Agent may also amend the US Commitment Schedule and the Canadian Commitment Schedule, as applicable, to reflect assignments entered into pursuant to Section 9.04.

(c)           The Lenders hereby irrevocably authorize each Administrative Agent, at its option and in its sole discretion, to release any Liens granted to such Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agents that the sale or disposition is made in compliance with the terms of this Agreement (and each Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agents and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, neither Administrative Agent will release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agents may in their discretion, release their Liens on Collateral valued in the aggregate not in excess of US$2,500,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the

Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)           If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a US Lender or Canadian Lender, as applicable, party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agents shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a US Lender or Canadian Lender, as applicable, for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the relevant Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.17 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03        Expenses; Indemnity; Damage Waiver. (a)  Each Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agents, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by either Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for either Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)            appraisals;

(ii)           field examinations, inventory appraisals and the preparation of Reports based on the fees charged by a third party retained by either Administrative Agent or the internally allocated fees for each Person employed by such Administrative Agent with respect to each field examination and inventory appraisal;

(iii)          lien and title searches and title insurance;

(iv)          taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agents’ Liens;

(v)           sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)          forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.19(c).

(b)           The Borrowers shall indemnify each Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, Acceptance or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that either Borrower fails to pay any amount required to be paid by it to the US Administrative Agent, the Canadian Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each US Lender or Canadian Lender, as applicable, severally agrees to pay to the US Administrative Agent, the Canadian Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such US Lender’s Applicable US Percentage or such Canadian Lender’s Applicable Canadian Percentage, as the case may be (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the US Administrative Agent, the Canadian Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04        Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its US Commitment or US Exposure and/or its Canadian Commitment or Canadian Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the relevant Borrower, provided that no consent of either Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)                                the US Administrative Agent; and
(C)                                the Issuing Bank (with respect to any assignment of US Commitments).

(ii)           Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s US Commitment, US Exposure, Canadian Commitment or Canadian Exposure, the amount of the US Commitment, US Exposure, Canadian Commitment or Canadian Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agents) shall not be less than, in the case of US Commitments or US Exposure, US$5,000,000, or, in the case of Canadian Commitments or Canadian Exposure, US$1,000,000, unless each of the relevant Borrower and the US Administrative Agent otherwise consent, provided that no such consent of either Borrower shall be required if an Event of Default has occurred and is continuing, and provided, further, that any assignment prior to the termination of the Commitments must include an assignment of the US Commitments and/or Canadian Commitments of such assigning Lender and a ratable assignment of the respective US Exposure and/or the Canadian Exposure of such assigning Lender;
(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)                                the parties to each assignment shall execute and deliver to the US Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500; and
(D)                               the assignee, if it shall not be a Lender, shall deliver to the US Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17 or 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The US Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the US Commitment and/or Canadian Commitment of, and principal amount of the Loans, Acceptance Obligation and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the US Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06, 2.07(d) or 2.07(e), 2.08(b), 2.19(d) or 9.03(c), the US Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agents, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its US Commitment or Canadian Commitment and the Loans or Acceptance Obligations owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the US Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a US Lender shall not be entitled to the benefits of Section 2.18 unless the US Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the US Borrower, to comply with Section 2.18(e) as though it were a US Lender. A Participant that would be a Foreign Lender if it were a Canadian Lender shall not be entitled to the benefits of Section 2.18 unless the Canadian Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Canadian Borrower, to comply with Section 2.18(e) as though it were a Canadian Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Notwithstanding anything to the contrary in this Agreement, any assignees or Participants shall be entitled to the benefit of the cost protection provisions contained in Section 2.18 to the same extent as if they were Lenders, provided that either Borrower or any of the Loan Guarantors shall not be required to reimburse the Participants and assignees pursuant to Section 2.18 in an amount in excess of the amount that would have been payable thereunder to such assigning or originating Lender had such Lender not assigned, sold, transferred or negotiated all or a portion of its Commitments and other rights and obligations hereunder or sold participating interests in all or a portion of any Commitments and other interests to such assignee or Participant; except if the relevant Borrower gave its prior written consent to such assignment or sale of participation or an Event of Default has occurred and is continuing.

SECTION 9.05     Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that either Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17 or 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07     Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time,

to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of either Borrower or Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrowers and the Administrative Agents of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09        Governing Law; Jurisdiction; Consent to Service of Process. (a)  The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)           Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that either Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11       Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12       Confidentiality. Each of the Administrative Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of either Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to either Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than either Borrower. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to either Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by such Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13       Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to either Borrower in violation of any Requirement of Law. The obligations of each Borrower are joint and several, and each Borrower shall be obligated in respect of the aggregate principal amount of all Loans and other Secured Obligations, regardless of which Borrower may have received the proceeds of any Loans or the benefit of any Letters of Credit.

SECTION 9.14       USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

SECTION 9.15       Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that each Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16       Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agents and the Lenders, in assets which, in accordance with the PPSA, Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than either Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the relevant Administrative Agent thereof, and, promptly upon such Administrative Agent’s request therefor shall deliver such Collateral to such Administrative Agent or otherwise deal with such Collateral in accordance with such Administrative Agent’s instructions.

SECTION 9.17       True-Up. In the event that any Loan shall be outstanding and (i) the principal of or interest on such Loan shall not be paid within three Business Days after the date on which it is due and the Required US Lenders or the Required Canadian Lenders shall deliver to the Administrative Agents and the Borrowers a request that the provisions of this paragraph take effect with respect to all Loans (after which time all additional borrowings of Loans, if any, must be ratable as between the Borrowers) or (ii) the Commitments shall be terminated or the Loans accelerated pursuant to Article VII, then (unless such request is revoked by the Required US Lenders or Required Canadian Lenders, as applicable) (w) each Lender shall acquire at face value (or sell at face value, as the case may be) a participation in the obligations of each Borrower in respect of the principal of and interest on each outstanding Loan of such Borrower such that each Lender shall have a participation in the Loans of each Borrower, together with Loans owed by such Borrower and held by such Lender not subject to any participation pursuant to this paragraph, equal to its Applicable Percentage of such obligations (it being further understood and agreed that, upon such purchase, the risk participations of the Lenders in all outstanding Letters of Credit and Swingline Loans shall be automatically adjusted such that each Lender’s risk participation (expressed as a percentage) in each Letter of Credit issued at the request of, or Swingline Loan made to, a Borrower shall equal its Applicable Percentage), (x) the Lenders shall enter into such documentation as the US Administrative Agent may reasonably require for the purpose of evidencing such participations and other interests, (y) each applicable Lender shall pay the purchase price for its purchase of participations pursuant to this paragraph by wire transfer of immediately available funds in US Dollars to the US Administrative Agent in accordance with instructions provided by the US Administrative Agent, and the US Administrative Agent shall promptly wire the amounts so received to the relevant Lenders) and (z) all payments in respect of the principal or interest of in respect of the Aggregate Credit Exposure or fees from and after the purchase of such participations shall be shared by the Lenders in accordance with this paragraph and such participations will generally be subject to the same provisions as are applicable to the participations in Letters of Credit set forth in Section 2.07 giving effect to changes necessary to reflect the nature of the arrangements set forth herein. The obligations of the Lenders to acquire and pay for participations in Loans (as well as the adjustments provided for herein) pursuant to this paragraph shall be absolute and unconditional under any and all circumstances.

SECTION 9.18       Intercreditor Agreement. By executing this Agreement as a Lender, or by becoming a Lender hereunder pursuant to an Assignment and Assumption, each Lender hereby agrees to the terms of the Intercreditor Agreement, acknowledges that certain of its rights hereunder shall be subject thereto, and consents to the execution thereof by the Administrative Agents on behalf of such Lender.

SECTION 9.19       Conversion of Currencies. (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of either Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may, in accordance with normal banking procedures in the relevant jurisdiction, purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.20       Quebec. For greater certainty, and without limiting the powers of the Administrative Agents or any other Person acting as an agent, attorney-in-fact or mandatary for the Administrative Agents under this Agreement or under any of the other Loan Documents, each Lender, hereby (a) irrevocably constitutes, to the extent necessary, the Canadian Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) for the purposes of holding any Liens, including hypothecs, granted or to be granted by either Borrower or any other Loan Party on movable or immovable property pursuant to the laws of the Province of Quebec to secure obligations of either Borrower or any other Loan Party under any bond issued by either Borrower or any other Loan Party; and (b) appoints and agrees that the Canadian Administrative Agent, acting as agent for the relevant Lenders, may act as the bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Lenders.

The said constitution of the fondé de pouvoir (within the meaning of Article 2692 of the Civil Code of Quebec) as the holder of such irrevocable power of attorney and of the Canadian Administrative Agent as bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Lenders shall be deemed to have been ratified and confirmed by any Assignee by the execution of an Assignment and Assumption.

Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Quebec), or any other law, the Canadian Administrative Agent may purchase, acquire and be the holder of any bond issued by either Borrower or any other Loan Party. Each Borrower and each Guarantor hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

The Canadian Administrative Agent herein appointed as fondé de pouvoir shall have the same rights, powers and immunities as the Administrative Agents as stipulated in this Article IX, which shall apply mutatis mutandis. Without limitation, the provisions of this Article IX shall apply mutatis mutandis to the resignation and appointment of a successor to the Canadian Administrative Agent acting as fondé de pouvoir.

ARTICLE X.

Loan Guaranty

SECTION 10.01     Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agents, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, either Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02     Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives, to the extent permitted by applicable law, any right to require either Administrative Agent, the Issuing Bank or any Lender to sue either Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03     No Discharge or Diminishment of Loan Guaranty. (a)  Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and, to the extent permitted by applicable law, not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of either Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, either Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Loan Guarantor hereunder are not, to the extent permitted by applicable law, subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of any Loan Guarantor hereunder are not, to the extent permitted by applicable law, discharged or impaired or otherwise affected by: (i) the failure of either Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of either Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by either Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04     Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of either Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of either Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. Each Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05     Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agents, the Issuing Bank and the Lenders.

SECTION 10.06     Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of either Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agents, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of either Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07     Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agents, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08     Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

SECTION 10.09     Taxes. All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the US Administrative Agent, the Canadian Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Guarantor shall make such deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

SECTION 10.10     Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.11     Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agents, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12     Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agents, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CELLU PAPER HOLDINGS, INC.

By:	/s/ Dianne M. Scheu
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer

CELLU TISSUE HOLDINGS, INC.

By:	/s/ Dianne M. Scheu
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer

INTERLAKE ACQUISITION CORPORATION LIMITED

By:	/s/ Dianne M. Scheu
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer

CELLU TISSUE LLC

By:	/s/ Dianne M. Scheu
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer

CELLU TISSUE CORPORATION—NATURAL DAM

By:	/s/ Dianne M. Scheu
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer

CELLU TISSUE CORPORATION—NEENAH

By:	/s/ Dianne M. Scheu
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer

COASTAL PAPER COMPANY

By:	/s/ Dianne M. Scheu
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer

VAN TIMBER COMPANY

By:	/s/ Dianne M. Scheu
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer

VAN PAPER COMPANY

By:	/s/ Dianne M. Scheu
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer

MENOMINEE ACQUISITION CORPORATION

By:	/s/ Dianne M. Scheu
	Name:	Dianne M. Scheu
	Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually, as US Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By:	/s/ John M.Hariaczyi
	Name:	John M. Hariaczyi
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually and as Canadian Administrative Agent and a Lender

By:	/s/ M. N. Lam
	Name:	M. N. Lam

US COMMITMENT SCHEDULE

US Lender	US Commitment

JPMorgan Chase Bank, N.A.	US$32,000,000

Total	US$32,000,000

CANADIAN COMMITMENT SCHEDULE

Canadian Lender	US Commitment

JPMorgan Chase Bank, N.A., Toronto Branch.	US$3,000,000

Total	US$3,000,000